EXHIBIT 10.38

OFFICE LEASE BETWEEN

I & G GARDEN STATE, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY

(“LANDLORD”)

AND

ALFACELL CORPORATION, A DELAWARE CORPORATION (“TENANT”)

DATE OF LEASE: AS OF MARCH 14, 2007

BUILDING: 300 ATRIUM DRIVE, SOMERSET, NEW JERSEY

24.	NO WAIVER	27

25.	PEACEFUL ENJOYMENT	27

26.	INTENTIONALLY OMITTED (SUBSTITUTION)	28

27.	HOLDING OVER	28

28.	SUBORDINATION TO MORTGAGE/EXTOPPEL CERTIFICATE	28

29.	NOTICE	29

30.	INTENTIONALLY OMITTED	29

31.	SURRENDER OF PREMISES	29

32.	RIGHTS RESERVED TO LANDLORD	30

33.	MISCELLANEOUS	31

34.	ENTIRE AGREEMENT	34

35.	LIMITATION OF LIABILITY	35

36.	LETTER OF CREDIT	35

37.	RENEWAL OPTION	37

38.	RIGHT OF FIRST OFFER	38

39.	SATELLITE DISH	40

EXHIBITS

Exhibit A	Outline and Location of Premises	A-1
Exhibit B	Rules and Regulations	B-1
Exhibit C	Payment of Basic Costs	C-1
Exhibit D	Work Letter Agreement	D-1
Exhibit E	Commencement Letter	E-1
Exhibit F	Form of Subordination, Non-Disturbance and Attornment Agreement	F-1
Exhibit G	Form of Letter of Credit	G-1
Exhibit H	Outline and Location of Offer Space	H-1
Exhibit I	Installation Standards	I-1
Exhibit J	Laboratory Specifications	J-1

OFFICE LEASE AGREEMENT

          Office Lease Agreement (the “Lease”) is dated solely for reference purposes as of this 14`” day of March, 2007, between I & G Garden State, L.L.C., a Delaware limited liability company (“Landlord”) and ALFACELL CORPORATION, a Delaware corporation (“Tenant’).

WITNESSETH:

1.	Definitions

          The following are definitions of some of the defined terms used in this Lease. The definition of other defined terms are found throughout this Lease.

A. “Building” shall mean the office building at 300 Atrium Drive, Somerset, New Jersey.

B. “Base Rent”: Base Rent will be paid according to the following schedule, subject to the provisions of Section 5 hereof.

PERIOD	ANNUAL BASE RENT	MONTHLY INSTALLMENTS OF BASE RENT

First day of the first Lease Year
Through the last day of the first Lease Year	$137,280.00	$11,440.00 ($11.44 x 12,000 rsf ÷ 12)

First day of the second Lease Year through the day immediately preceding the Full Rent Commencement Date (as defined in Section 1.BB below)	$235,200.00	$19,600.00 ($19.60 x 12,000 rsf ÷ 12)
The Full Rent Commencement Date through the last day of the third Lease Year	$302,036.04	$25,169.67 ($19.60 x 15,410 rsf ÷ 12)
First day of the fourth Lease Year through the last day of the sixth Lease Year	$317,445.96	$26,453.83 ($20.60 x 15,410 rsf ÷ 12)
First day of the seventh Lease Year through the last day of the eighth Lease Year	$332,856.00	$27,738.00 ($21.60 x 15,410 rsf ÷ 12)
First day of the ninth Lease Year through the last day of the Lease Term	$335,971.00	$29,664.25 ($23.10 x 15,410 rsf ÷ 12)

          For purposes hereof, the term “Lease Year” means a period of 12 consecutive months beginning on the Commencement Date or an anniversary thereof and ending on (and including) the day immediately preceding the following anniversary thereof during the Lease Term, except that (a) if the Commencement Date is not the first day of a calendar month, then the first Lease Year will begin on the Commencement Date and end on (and include) the following anniversary of the last day of the calendar month in which the Commencement Date occurs, and each subsequent Lease Year will mean a period of 12 consecutive months beginning on an anniversary of the first day of the calendar month immediately following the calendar month in which the Commencement Date occurs and ending on (and including) the day immediately preceding the following anniversary thereof during the Lease Term, and (b) the last Lease Year will end on the last day of the Lease Term. The first Lease Year and the last Lease Year may have more or less than 12 calendar months. The Base Rent due for the first month during the Lease Term (hereinafter defined) for which Base Rent is due shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof.

          C.          “Additional Rent” shall mean Tenant’s Pro Rata Share of Basic Costs (hereinafter defined), the Electricity Charge (as defined in Section 11) and any other sums (exclusive of Base Rent) that are required to be paid to Landlord by Tenant hereunder, which sums are deemed to be Additional Rent under this Lease. Additional Rent and Base Rent are sometimes collectively referred to herein as “Rent.”

D. “Basic Costs” shall mean all direct and indirect costs and expenses incurred in connection with the Building as more fully defined in Exhibit C attached hereto.

E. Intentionally Omitted.

F. “Electricity Charge” shall have the meaning set forth in Section 11.

G. “Security Deposit” shall mean the sum of $350,000, subject to Section 36. The Security Deposit shall be paid by Tenant to Landlord contemporaneously with Tenant’s execution hereof.

          H.          “Commencement Date” “Lease Term” and “Termination Date” shall have the following meanings, subject to adjustment pursuant to Section 3: The “Lease Term” shall mean the period commencing on the date on which Landlord delivers to Tenant possession of the Premises with Landlord’s Work (as defined in Exhibit D) substantially completed, as such date is determined pursuant to Section 3.A hereof (the “Commencement Date”), which date of substantial completion is targeted to be approximately July 1, 2007 (the “Target Commencement Date”), except as otherwise set forth in Exhibit D. The “Termination Date” shall, unless sooner terminated as provided herein, mean the 150th day after the tenth anniversary of the Commencement Date, except that if the Termination Date, as so determined, would not occur on the last day of a calendar month, the Termination Date is hereby extended to the last day of such calendar month. The Commencement Date shall be set forth in a Commencement Letter prepared by Landlord and executed by Tenant in accordance with the provisions of Section 3.A hereof.

I. “Premises” shall mean the office space located within the Building and outlined on Exhibit A to this Lease.

          J.          “Approximate Rentable Area in the Premises” means 15,410 rentable square feet. The Premises are stipulated for all purposes to contain the number of rentable square feet as set forth in the preceding sentence. Unless otherwise expressly provided herein, any statement of square footage (in respect of the Premises or the Building) set forth in this Lease, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable and the rental based thereon is not subject to revision whether or not the actual square footage is more or less.

K. The “Approximate Rentable Area in the Building” is 152,193 square feet.

          L.          “Tenant’s Pro Rata Share” shall mean 10.1253%, which is the quotient (expressed as a percentage), derived by dividing the Approximate Rentable Area in the Premises by the Approximate Rentable Area in the Building.

          M.          “Permitted Use” shall mean general office use, and no other use or purpose. Notwithstanding the foregoing, a portion of the Premises (not to exceed 2,000 rentable square feet) may be used as a laboratory (the ‘Laboratory Area”) for limited biotech research, pursuant to the Laboratory Specifications as approved by Landlord and attached hereto as Exhibit J. Landlord, at Tenant’s cost, will reasonably cooperate with Tenant in obtaining any required permits for Tenant’s Permitted Use of the Premises.

N. “Base Year” shall mean calendar year 2007.

O. Intentionally Omitted.

P. “Broker” shall mean Jones Lang LaSalle Americas, Inc. and Real Estate Strategies Corporation.

Q. “Building Manager” shall mean Jones Lang LaSalle Americas, Inc. or such other company as Landlord shall designate from time to time.

          R.          “Building Standard” shall mean the type, brand, quality and/or quantity of materials Landlord reasonably designates from time-to-time to be the minimum quality and/or quantity to be used in the Building or the exclusive type, grade, quality and/or quantity of material to be used in the Building.

          S.          “Business Day(s)” shall mean Mondays through Fridays exclusive of the normal business holidays of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord, from time to time during the Lease Term, shall have the right to designate additional Holidays, provided such additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

          T.          “Common Areas” shall mean those areas located within the Building or on the Property used for corridors, elevator foyers, mail rooms, restrooms, mechanical rooms, elevator mechanical rooms, property management office, janitorial closets, electrical and telephone closets, vending areas, and lobby areas (whether at ground level or otherwise), entrances, exits, sidewalks, skywalks, tunnels, driveways, parking areas and parking garages and landscaped areas and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

U. “Default Rate” shall mean the lower of (i) the Prime Rate plus six percent (6%) or (it) the Maximum Rate.

V. “Maximum Rate” shall mean the highest rate of interest from time-to-time permitted under applicable federal and state law.

W. “Normal Building Hours” for the Building shall mean 8:00 a.m. to 6:00 p.m. Mondays through Fridays, and 8:00 a.m. to 1:00 p.m. on Saturdays, exclusive of Holidays.

X. “Prime Rate” shall mean the per annum interest rate announced by and quoted in the Wall Street Journal from time-to-time as the prime or base rate.

Y. “Property” shall mean the Building and the parcel(s) of land on which it is located and other improvements located on such land.

          Z.          “Service Areas” shall mean those areas within the Building used for stairs, elevator shafts, flues, vents, stacks, pipe shafts and other vertical penetrations (but shall not include any such areas for the exclusive use of a particular tenant).

AA. “Notice Addresses” shall mean the following addresses for Tenant and Landlord, respectively:

Tenant:	Alfacell Corporation 300 Atrium Drive Somerset, NJ 08873 Attn: Lawrence A. Kenyon Executive Vice President Chief Financial Officer

with a copy to:	Saiber Schlesinger Satz & Goldstein, LLC One Gateway Center Newark, NJ 07102 Attn: Nino A. Coviello

with a copy to:	Real Estate Strategies Corporation 1700 Galloping Hill Road Kenilworth, NJ 07033 Attn: Andrew B. Zezas, SIOR President and CEO

Landlord:	Jones Lang LaSalle Americas, Inc. 500 Atrium Drive Somerset, NJ 08873 Attn: Property Manager

with a copy to:	I&G Garden State, L.L.C. c/o LaSalle Investment Management, Inc. Attention: Asset Manager 200 E. Randolph Chicago, IL 60601 Attn: Owner’s Representative

Payments of Rent only shall be I&G Garden State, L.L.C.
Made payable to the order of: at the following address:

Jones Lang LaSalle America, Inc. c/o LaSalle Bank N.A. 9464 Paysphere Circle Chicago, IL 60674-9464

or such other name and address as Landlord or Tenant shall, from time to time, designate.

            BB.          Full Rent Commencement Date” means the 540th day after the Commencement Date, unless the Commencement Date is the 1st day of a calendar month, in which event the “Full Rent Commencement Date’ means the 1” day of the 19” calendar month of the initial Lease Term.

2. Lease Grant

          Subject to and upon the terms herein set forth, Landlord leases to Tenant and Tenant leases from Landlord the Premises on an “as is” basis (except as otherwise expressly set forth herein) together with the right, in common with others, to use the Common Areas.

3. Adjustment of Commencement Date/Possession

A. Except as otherwise set forth in Paragraph 1 of Exhibit D, the Lease Term shall not commence until the later to occur of the Target Commencement Date and the date that Landlord has substantially completed the work to be performed by Landlord as set forth in the Work Letter Agreement attached hereto as Exhibit D (“Landlord’s Work”); provided, however, that if Landlord shall be delayed in substantially completing the Landlord Work as a result of the occurrence of any of the following (a “Delay”):

          (1)          Tenant’s failure to furnish information in accordance with the Work Letter Agreement or to respond to any request by Landlord for any approval of information within any time period prescribed, or if no time period is prescribed, then within two (2) Business Days of such request; or

          (2)          Tenant’s failure to approve or disapprove (with stated reasons) the Proposed Architectural Plans (as defined in the Work Letter Agreement) within the required time, or Tenant’s proposing changes to the Architectural Plans (as defined in the Work Letter Agreement) that are inconsistent with or beyond the scope of work called for by the Space Plan (as defined in the Work Letter Agreement) or information theretofore furnished by Tenant to Landlord or the Architect (as defined in the Work Letter Agreement);

          (3)          Tenant’s insistence on materials, finishes or installations that have long lead times after having first been informed in writing by Landlord that such materials, finishes or installations will cause a Delay and given an opportunity to make a substitution therefor; or

(4) Changes in any plans and specifications requested by Tenant; or

(5) Tenant’s disapproval of cost estimates for Landlord’s Work; or

          (6)          Tenant’s failure to respond within any of the time periods specified in the Work Letter Agreement, or Tenant’s failure to deposit (or delay in depositing) any sum Tenant is obligated to deposit with Landlord pursuant to the Work Letter Agreement within any of the time periods specified in the Work Letter Agreement; or

          (7)          The performance or nonperformance by a person or entity employed by on or behalf of Tenant in the completion of any work in the Premises (all such work and such persons or entities being subject to prior approval of Landlord); or

(8) Any request by Tenant that Landlord delay the completion of any of the Landlord’s Work: or

(9) Any breach or default by Tenant in the performance of Tenant’s obligations under this Lease; or

(10) Any delay resulting from Tenant’s having taken possession of the Premises for any reason prior to substantial completion of the Landlord’s Work; or

(11) Any other delay chargeable to Tenant, its agents, employees or independent contractors;

then, for purposes of determining the Commencement Date, the date of substantial completion shall be deemed to be the day that said Landlord’s Work would have been substantially completed absent any such Delay(s). “Substantial completion” of Landlord’s Work will be determined pursuant to the Work Letter Agreement. The adjustment of the Commencement Date and, accordingly, the postponement of Tenants obligation to pay Base Rent and other sums due hereunder shall be Tenant’s sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Premises not being ready for occupancy by Tenant on the

Target Commencement Date. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a letter agreement (the “Commencement Letter”) on the form attached hereto as Exhibit E setting forth the Commencement Date, the Termination Date and any other dates that are affected by the adjustment of the Commencement Date. If this Lease requires Landlord to perform Landlord’s Work in the Premises, the Commencement Letter shall identify any minor incomplete items of the Landlord’s Work as reasonably determined by Tenant, Tenant’s architect and Landlord’s architect (the “Punchlist Items”), and Landlord will cause such Punchlist Items to be completed within 30 days after their determination. Tenant, within five (5) days after receipt thereof from Landlord, shall execute the Commencement Letter and return the same to Landlord. Notwithstanding anything herein to the contrary, Landlord may elect, by written notice to Tenant, not to adjust the Commencement Date as provided above if such adjustment would cause Landlord to be in violation of the existing rights granted to any other tenant of the Building. If Landlord elects not to adjust the Commencement Date, the Commencement Date shall be the Target Commencement Date, provided that Base Rent and Additional Rent shall not commence until the date that Landlord’s Work has been substantially completed (or would have been substantially completed absent any Delays).

          B.          By taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition, subject to Landlord’s obligation to remedy Punchlist Items as set forth above, with no representation or warranty by Landlord as to the condition of the Premises or the Building or suitability thereof for Tenant’s use.

          Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be obligated to tender possession of any portion of the Premises or other space leased by Tenant from time to time hereunder that, on the date possession is to be delivered, is occupied by a tenant or other occupant or that is subject to the rights of any other tenant or occupant, nor shall Landlord have any other obligations to Tenant under this Lease with respect to such space until the date Landlord: (1) recaptures such space from such existing tenant or occupant; and (2) regains the legal right to possession thereof. This Lease shall not be void or voidable nor otherwise affected by any such failure to deliver possession and Tenant shall have no claim for damages against Landlord as a result thereof, all of which are hereby waived and released by Tenant. If Landlord is prevented from delivering possession of the Premises to Tenant due to the holding over in possession of the Premises by a tenant or other occupant thereof, Landlord shall use reasonable efforts to regain possession of the Premises in order to deliver the same to Tenant. As of the date hereof, the Premises are unoccupied and not subject to any lease. As long as Tenant is not in default hereunder, Landlord will not enter into any other lease for the Premises on or before the Commencement Date.

          C.          If Tenant takes possession of the Premises prior to the Commencement Date, such possession shall be subject to all the terms and conditions of the Lease and Tenant shall pay Base Rent and Additional Rent to Landlord for each day of occupancy prior to the Commencement Date. Notwithstanding the foregoing, if Tenant, with Landlord’s prior approval, which approval shall not be unreasonable withheld, conditioned or delayed, takes possession of the Premises prior to the Commencement Date for the sole purpose of performing any Landlord approved improvements therein or installing furniture, equipment or other personal property of Tenant, such possession shall be subject to all of the terms and conditions of this Lease, except that Tenant shall not be required to pay Rent with respect to the period of time prior to the Commencement Date during which Tenant performs such work. Tenant shall, however, be liable for the cost of any services (e.g. electricity, HVAC, freight elevators) that are provided to Tenant or the Premises during the period of Tenant’s possession prior to the Commencement Date. Nothing herein shall be construed as granting Tenant the right to take possession of the Premises prior to the Commencement Date, whether for construction, fixturing or any other purpose, without the prior consent of Landlord.

4.	Use

          The Premises shall be used for the Permitted Use and for no other purpose. Tenant agrees to (a) apply to the New Jersey Department of Environmental Protection for a letter of non-applicablity of the Premises to the requirements of the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq, and (b) deliver to Landlord, within 5 business days of receipt thereof, a copy of any such letter received by Tenant. and to use commercially reasonable efforts to pursue the issuance of such letter. Tenant agrees not to use or permit the use of the Premises for any purpose which is illegal, dangerous to life, limb or property or which, in Landlord’s sole judgement, reasonably exercised, creates a nuisance or which would increase the cost of insurance coverage with respect to the Building. Tenant will conduct its business and control its agents, servants, employees, customers, licensees, and invitees in such a manner as not to interfere with, annoy or disturb other tenants or Landlord in the management of the Building and the Property. Tenant will maintain the Premises in a clean and healthful condition, and comply with all applicable laws with reference to the use, condition, configuration or occupancy of the Premises to the extent the requirement of such compliance arises out of Tenant’s particular use or occupancy of the Premises. Landlord will be responsible for any repairs, additions, alterations or changes to the Premises and the Building that are necessitated to comply with all laws, ordinances, orders, rules and regulations of any governmental entity that affect office buildings generally or the Building specifically and are not required solely because of the particular use (as opposed to mere office use) of the Premises by Tenant, subject to the right of Landlord to include the costs thereof in Basic Costs to the extent permitted pursuant to Exhibit C. Tenant, within ten (10) days after the receipt thereof, shall provide Landlord with copies of any notices it receives with respect to a violation or alleged violation of any such laws, ordinances, orders, rules and regulations. Tenant, at its expense, will comply with the rules and regulations of the Building attached hereto as Exhibit B and such other rules and regulations adopted and altered by Landlord from time-to-time and will cause all of its agents, employees to do so, and will use commercially reasonable efforts to cause, its invitees and visitors to do so. All such changes to rules and regulations will be reasonable, will not materially interfere with Tenant’s use of the Premises, and shall be furnished by Landlord to Tenant in writing within a reasonable time before becoming effective. Landlord will not discriminate against Tenant in enforcing the Building Rules and Regulations.

5.	Base Rent

          A.          Tenant covenants and agrees to pay to Landlord during the Lease Term, without any defense, counterclaim, setoff or deduction except as otherwise expressly provided herein, the full amount of all Base Rent and Additional Rent due hereunder and the full amount of all such other sums of money as shall become due under this Lease (including, without limitation, any reasonable charges for replacement of electric lamps and ballasts and any other services, goods or materials furnished by Landlord at Tenant’s request), all of which hereinafter may be collectively called “Rent.” In addition Tenant shall pay and be liable for, as Additional Rent, all rent, sales and use taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid to Landlord by Tenant under the terms and conditions of this Lease. Any such payments shall be paid concurrently with the payments of the Rent on which the tax is based. The Base Rent and Additional Rent for each calendar year or portion thereof during the Lease Term, shall be due and payable in advance in monthly installments of the first day of each calendar month during the Lease Term and any extensions or renewals hereof, and Tenant hereby agrees to pay such Base Rent and Additional Rent to Landlord without demand. If the Lease Term commences on a day other than the first day of a month or terminates on a day other than the last day of a month, then the installments of Base Rent and Additional Rent for such month or months shall be prorated, based on the number of days in such month. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct installment of Rent due under this Lease shall be deemed to be other than a payment on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other available remedy. The acceptance by Landlord of an installment of Rent on a date after the due date of such payment shall not be construed to be a waiver of Landlord’s right to declare a default for any other late payment. All amounts received by Landlord from Tenant hereunder shall be applied first to the earliest accrued and unpaid Rent then outstanding. Tenant’s covenant to pay Rent shall be independent of every other covenant set forth in this Lease.

          B.          To the extent allowed by law, all installments of Rent not paid when due shall bear interest at the Default Rate from the date due until paid. In addition, if Tenant fails to pay any installment of Base Rent and Additional Rent or any other item of Rent when due and payable hereunder, a “Late Charge” equal to five percent (5%) of such unpaid amount will be due and payable immediately by Tenant to Landlord.

C. The Additional Rent payable hereunder shall be adjusted from time-to-time in accordance with the provisions of Section 11 and Exhibit C attached hereto and incorporated herein for all purposes.

6.	Security Deposit

          The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease including but not limited to those set forth in Section 10 hereof, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Tenant’s liability for damages in case of default by Tenant. Landlord shall have no fiduciary responsibilities or trust obligations whatsoever with regard to the Security Deposit and shall not assume the duties of a trustee for the Security Deposit. Landlord may from time-to-time, without prejudice to any other remedy and without waiving such default, use the Security Deposit to the extent reasonably necessary to cure or attempt to cure, in whole or in part, any default of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on promptly upon notice from Landlord (but in not event later than 10 days after such notice) the amount so applied in order to restore the Security Deposit to its original amount, or in the case of a Letter of Credit, Tenant shall comply with the provisions of Section 36(c). If Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant within 60 days thereafter. If Landlord transfers its interest in the Premises during the term of this Lease, Landlord may assign the Security Deposit to the transferee and thereafter shall have no further liability for the return of such Security Deposit. Landlord will provide to Tenant, in writing, the name and contact information of any such transferee Tenant agrees to look solely to such transferee or assignee or successor thereof for the return of the Security Deposit. Landlord and its successors and assigns shall not be bound by any actual or attempted assignment or encumbrance of the Security Deposit by Tenant. Landlord shall not be required to keep the Security Deposit separate from its other accounts. The amount of the Security Deposit may be reduced in accordance with and subject to the terms and conditions of Section 36.

7.	Services to be Furnished by Landlord

A. Landlord agrees to furnish Tenant the following services:

         (1)          Water for use in the lavatories on the floor(s) on which the Premises is located. If Tenant desires water in the Premises for any approved reason, including a private lavatory or kitchen, cold water shall be supplied, at Tenant’s sole cost and expense, from the Building water main through a line and fixtures installed at Tenant’s sole cost and expense with the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant desires hot water in the Premises, Tenant, at its sole cost and expense and subject to the prior reasonable consent of Landlord, may install a hot water heater in the Premises. Tenant shall be solely responsible for the maintenance and repair of any such water heater.

          (2)          Central heat and air conditioning in season during Normal Building Hours, at such temperatures and in such amounts as are considered by Landlord, in its reasonable judgment, to be standard for buildings of similar class, size, age and location, or as required by governmental authority. In the event that Tenant requires central heat, ventilation or air conditioning service at times other than Normal Building Hours, such additional service shall be furnished only upon the written request of Tenant delivered to Landlord prior to 12:00 p.m. at least one Business Day in advance of the date for which such usage is requested. Tenant shall bear the entire cost of additional service as such costs are reasonably determined by Landlord from time-to-time, as Additional Rent, payable on the same day as the next monthly installment of Base Rent is due, following presentation of a statement therefor by Landlord. All additional heating, ventilating and air conditioning required (if any) to accommodate Tenant’s design shall be installed at the Tenant’s expense subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. The cost of operation and maintenance of the equipment shall be the responsibility of the Tenant and paid to Landlord as Additional Rent.

(3) Maintenance and repair of all Common Areas in the manner and to the extent reasonably deemed by Landlord to be standard for buildings of similar class, age and location.

          (4)          Janitorial and cleaning service in and about the Premises on Business Days; provided, however, if Tenant’s floor covering or other improvements require special treatment, Tenant shall pay the reasonable additional cleaning cost attributable thereto as Additional Rent, payable on the same day as the next monthly installment of Base Rent is due, following presentation of a statement therefor by Landlord. Tenant shall not provide or use any other janitorial or cleaning services without Landlord’s consent, and then only subject to the supervision of Landlord and at Tenant’s sole cost and responsibility and by a janitor, cleaning contractor or employees at all times satisfactory to Landlord.

(5) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions of Section 11 of this Lease.

          (6)          Fluorescent bulb replacement in the Premises necessary to maintain building standard the lighting as reasonably established by Landlord and fluorescent and incandescent bulb and ballast replacement in the Common Areas and Service Areas.

          (7)          Passenger elevator service in common with Landlord and other persons during Normal Building Hours and freight elevator service in common with the Landlord and other persons during Normal Building Hours. Such normal elevator service, passenger or freight, if furnished at other times, shall be optional with Landlord and shall never be deemed a continuing obligation. Landlord, however, shall provide limited passenger elevator service daily at all times when normal passenger elevator service is not provided.

          (8)          Access control to the Building during other than Normal Building Hours shall be provided in such form as Landlord reasonably deems appropriate. Tenant shall cooperate fully in Landlord’s reasonable efforts to maintain access control to the Building and shall follow all reasonable regulations promulgated by Landlord with respect thereto. Notwithstanding anything herein to the contrary Tenant expressly acknowledges and agrees that Landlord is not warranting the efficacy of any access personnel, service, procedures or equipment and that Tenant is not relying and shall not hereafter rely on any such personnel service, procedures or equipment. Landlord shall not be responsible or liable in any manner for failure of any access personnel, services, procedures or equipment to prevent, control, or apprehend anyone suspected of causing personal injury or damage in, on or around the Property.

          B.          If Tenant requests any other utilities or building services in addition to those identified above, or any of the above utilities or building services in frequency, scope, quality or quantities substantially greater than the standards set by Landlord for the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or building services. Landlord may impose a reasonable charge for such additional utilities or building services, which shall be paid monthly by Tenant as Additional Rent on the same day that the monthly installment of Base Rent is due.

          C.          If any utility or other service described in this Section 7 is interrupted, Tenant will promptly notify Landlord in writing. Except as otherwise expressly provided herein, the failure by Landlord to any extent to furnish, or the interruption or termination of these defined services in whole or in part shall not render Landlord liable in any respect nor be construed as a constructive eviction of Tenant, nor give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement hereof; provided, however, that if (a) any utility or other service described in this Section 7 is discontinued or interrupted and (b) such discontinuance or interruption is within Landlord’s reasonable control, and (c) such discontinuance or interruption continues for at least 10 consecutive business days and renders all or a material portion of the Premises untenantable or inaccessible for such period such that Tenant cannot and does not operate its business from the Premises or such portion for such period, then as Tenant’s sole and exclusive remedy for such discontinuance or interruption, Landlord will equitably abate Tenant’s obligation to pay Base Rent and Tenant’s Prorate Share of Basic Costs beginning on the 11th business day after the later of (1) the first day of such interruption and (it) the date of Landlord’s receipt of Tenant’s notice thereof, and ending on the date on which such service is substantially restored. Should any of the equipment or machinery used in the provision of such services for any cause cease to function properly, Landlord shall use reasonable diligence to promptly repair such equipment or machinery.

8. Leasehold Improvements/Tenant’s Property

          All fixtures, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of or during the Lease Term, whether or not by, or at the expense of, Tenant (“Leasehold Improvements”), shall be and remain a part of the Premises; shall be the property of Landlord: and shall not be removed by Tenant except as expressly provided herein. All unattached and moveable partitions, trade fixtures. moveable equipment or furniture located in the Premises and acquired by or for the account of Tenant, without expense to Landlord, which can be removed without structural damage to the Building or Premises, and all personalty brought into the Premises by Tenant (“Tenant’s Property”) shall be owned and insured by Tenant. Landlord may, nonetheless, at any time prior to, or within 1 month after, the expiration or earlier termination of this Lease or Tenant’s right to possession, require Tenant to remove any Leasehold Improvements performed by or for the benefit of Tenant and all electronic, phone and data cabling as are designated by Landlord (the “Required Removables”) at Tenants sole cost. In the event that Landlord so elects. Tenant shall remove such Required Removables within ten (10) days after notice from Landlord, provided that in no event shall Tenant be required to remove such Required Removables prior to the expiration or earlier termination of this Lease or Tenant’s right to possession. In addition to Tenant’s obligation to remove the Required Removables, Tenant shall repair any damage caused by such removal and perform such other work as is reasonably necessary to restore the Premises to a “move in” condition, ordinary wear and tear excepted. If Tenant fails to remove any specified Required Removables or to perform any required repairs and restoration within the time period specified above, (i) Landlord; at Tenant’s sole cost and expense, may remove the Required Removables (and repair any damage occasioned thereby) and dispose thereof or deliver the Required Removables to any other place of business of Tenant, or warehouse the same, and Tenant shall pay the cost of such removal, repair, delivery, or warehousing of the Required Removables within five (5) business days after demand from Landlord and (ii) such failure shall be deemed a holding over by Tenant under Section 27 hereof until such failure is rectified by Tenant or Landlord. See Section 33(T) for additional provisions regarding the removal of wiring and cabling. Notwithstanding the foregoing, at the time that Tenant requests Landlord’s consent to specific Leasehold Improvements, Tenant may also request that Landlord notify Tenant whether Landlord will, upon expiration or termination of the Lease Term, require Tenant to remove the subject Leasehold Improvements. If Tenant so requests and if Landlord consents to the Leasehold Improvements, then Landlord will also notify Tenant whether Landlord will require removal of any such Leasehold Improvements at the expiration or termination of the Lease Term. At the expiration or termination of the Lease Term, Tenant will not be required to remove any such Leasehold Improvements if and to the extent that Landlord previously notified Tenant that removal of such Leasehold Improvements would not be required.

9. Signage

          Tenant may install, at Tenant’s cost, signage on the exterior of the Premises; provided that the design, size, colors, location, and method of installation of such signage shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, Landlord, at Landlord’s cost and expense, will list Tenant’s full name in the Building’s directory, if any, located in the lobby of the Building.

10. Repairs and Alterations by Tenant

          A.          Except to the extent such obligations are imposed upon Landlord hereunder, Tenant shall, at its sole cost and expense, maintain the Premises in good order, condition and repair throughout the entire Lease Term, ordinary wear and tear excepted. Tenant agrees to keep the areas visible from outside the Premises in a neat and clean condition at all times. Tenant shall be responsible for all repairs replacements and alterations, other than Landlord’s Work, in and to the Premises, Building and Property and the facilities and systems thereof, the need for which arises out of (1) Tenant’s use or occupancy of the Premises, (2) the installation, removal, use or operation of Tenant’s Property (as defined in Section 8 above), (3) the moving of Tenant’s Property into or out of the Building, or (4) the act, omission, misuse or negligence of Tenant, its agents, contractors, employees or invitees. All such repairs, replacements or alterations shall be performed in accordance with Section 10.8 below and the rules, policies and procedures reasonably enacted by Landlord from time to time for the performance of work in the Building. If Tenant fails to maintain the Premises in good order, condition and repair, Landlord shall give Tenant reasonable notice to perform such acts as are reasonably required to so maintain the Premises. If Tenant fails to promptly commence such work and diligently pursue it to its completion, then Landlord may, at is option, make such repairs, and Tenant shall pay the cost thereof to Landlord on demand as Additional Rent, together with an administration charge in an amount equal to ten percent (10%) of the cost of such repairs. Landlord shall, at its expense (except as included in Basic Costs) keep and maintain in good repair and working order and make all repairs to and perform necessary maintenance upon: (a) all structural elements of the Building; and (b) all mechanical, electrical and plumbing systems that serve the Building in general; and (c) the Building facilities common to all tenants including but not limited to, the ceilings, walls and floors in the Common Areas, provided if repairs and)or maintenance to any of the foregoing are made necessary by the act or omission of Tenant, its agents, employees, contractors or invitees, Tenant shall pay the cost thereof to Landlord on demand as Additional Rent, together with an administrative charge equal to ten percent (10%) of the cost thereof.

          B.          Tenant shall not make or allow to be made any alterations, additions or improvements to the Premises, without first obtaining the written consent of Landlord in each such instance, which consent will not be unreasonably withheld or delayed. Landlord will not be deemed to have unreasonably withheld its consent to any alterations if its consent is withheld because such alterations: (i) are not consistent with the nature or the architectural character of the Building; (ii) could adversely affect the structure of the Building, the HVAC system or electrical, mechanical, plumbing or other lines or systems in the Building or the Building circuitry; (iii) could increase Landlord’s costs of operating and maintaining the Building; (iv) would, in Landlord’s judgment, violate the terms of any applicable zoning or building laws or ordinances; (v) would disturb other tenants of the Building, for example, by requiring entry into the premises of other tenants; or (vi) include the use of wall covering that is impermeable to humidity or vapor; the foregoing being merely examples of reasons for which Landlord may reasonably withhold its consent and will not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar or dissimilar to the foregoing examples. However, with respect to alterations (“Cosmetic Alterations”) to the Premises costing $25,000 or less in the aggregate and which do not fall within any of the foregoing factors (i) through (vi) (striking “in Landlord’s judgment” in item (iv)), Tenant will give Landlord prior written notice but need not obtain Landlord’s consent. Prior to commencing any such work and as a condition to obtaining Landlord’s consent, Tenant must furnish Landlord with plans and specifications reasonably acceptable to Landlord; names and addresses of contractors reasonably acceptable to Landlord; copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in accordance with Section 15 hereof; and a payment bond or other security, all in form and amount reasonably satisfactory to Landlord. Tenant shall be responsible for insuring that all such persons procure and maintain insurance coverage against such risks, in such amounts and with such companies as Landlord may reasonably require, including, but not limited to, Builder’s Risk and Worker’s Compensation insurance. All such improvements, alterations or additions shall be constructed in a good and workmanlike manner using Building Standard materials or other new materials of equal or greater quantity. Landlord, to the extent reasonably necessary to avoid any disruption to the tenants and occupants of the Building, shall have the right to reasonably designate the time when any such alterations, additions and improvements may be performed and to otherwise designate reasonable rules, regulations and procedures for the performance of work in the Building. Upon completion, Tenant shall furnish one set of “as-built” plans (except with respect to Cosmetic Alterations), contractor’s affidavits and full and final waivers of lien and receipted bills covering all labor and materials. All improvements, alterations and additions shall comply with the insurance requirements, codes, ordinances, laws and regulations, including without limitation, the Americans with Disabilities Act. Tenant shall reimburse Landlord, within 10 days after notice therefor, for all reasonable sums, if any, expended by Landlord for third party examination of the architectural, mechanical, electrical and plumbing plans for any alterations, additions or improvements. In addition, if Landlord so requests, Landlord shall be entitled to oversee the construction of any alterations, additions or improvements that may affect the structure of the Building or any of the mechanical, electrical, plumbing or life safety systems of the Building. In the event Landlord elects to oversee such work, Landlord shall be entitled to receive a fee for such oversight in an amount equal to five percent (5%) of the cost of such alterations, additions or improvements. Landlord’s approval of Tenant’s plans and specifications for any work performed for or on behalf of Tenant shall not be deemed to be representation by Landlord that such plans and specifications comply with applicable insurance requirements, building codes, ordinances, laws or regulations or that the alterations, additions and improvements constructed in accordance with such plans and specifications will be adequate for Tenant’s use.

          C.          Subject to Landlord’s approval, which will not be unreasonably withheld, conditioned or delayed and subject to the terms and conditions of Section 10.6 above, Tenant, at its sole cost and expense, may install a controlled access system for the Premises which may connect to the Building card access system currently installed in the Building or any system that Landlord subsequently installs in the Building. Nothing contained herein shall obligate Landlord to use and maintain the Building’s current access system during the Lease Term.

11. Use of Electrical Services by Tenant

          A.          In addition to its obligation to pay Base Rent and Tenant’s Pro Rata Share of Basic Costs, Tenant shall pay to Landlord during each calendar year during the Lease Term: a charge for the provision by Landlord of electricity to the Premises (the “Electricity Charge”). The monthly Electricity Charge shall be based on Landlord’s reading of the submeter measuring Tenant’s electricity usage in the Premises, calculated at the then current rates of the Electric Service Provider (as defined below) supplying electricity to the Building. The Electricity Charge shall be charged to Tenant monthly and paid by Tenant along with Tenant’s monthly payment of Base Rent and Additional Rent. No delay by Landlord in billing Tenant for the Electricity Charge in any month during the Term shall limit or otherwise affect Landlord’s right to collect such sums from Tenant. If the Premises are not submetered for electricity as of the date of this Lease, then Landlord will cause the space to be submetered for electricity, and the reasonable cost of purchasing and installing such meter will be borne by Tenant, except that if Landlord is granting an Allowance under the Work Letter Agreement attached hereto, then Tenant may apply such Allowance toward such costs of purchasing and installing such submeter.

          B.          In the event that there shall be an increase or decrease in the rate schedule (including surcharges or demand adjustments), of the Electric Service Provider (hereinafter defined) for the supply of electrical service to the Building, or the imposition of any tax with respect to such service or an increase in any such tax following the Commencement Date, the Additional Rent payable hereunder shall be adjusted to reflect the increase or decrease in rate or imposition or increase in the aforesaid tax.

          C.          Landlord shall have the right at any time and from time-to-time during the Lease Term to contract for electricity service from such providers of such services as Landlord shall elect (each being an “Electric Service Provider”). Tenant shall cooperate with Landlord, and the applicable Electric Service Provider, at all times and, as reasonably necessary, and upon reasonable notice, shall allow Landlord and such Electric Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, and any other machinery within the Premises. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electric energy furnished to the Premises, or if the quantity or character of the electric energy supplied by the Electric Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease. In the event the Electric Service Provider that furnishes electric energy to Landlord for redistribution to Tenant declines to continue furnishing electric energy for that purpose, Landlord agrees to use commercially reasonable efforts to obtain a new Electric Service Provider, provided that if Landlord fails to secure such replacement after using diligent efforts, Landlord reserves the right to discontinue distributing electric service to Tenant at any time upon reasonable notice to Tenant. If Landlord exercises such right of termination, this Lease shall continue in full force and effect after the effective date of such termination, but Tenant shall not be obligated to pay Landlord for said electric service. If Landlord is unable to obtain electric service directly from the appropriate Electric Service Provider, after diligent efforts, Tenant may cancel this Lease.

          D.          Tenant’s use of electrical services furnished by Landlord shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building. In the event Tenant shall request that it be allowed to consume electrical services in excess of Building standard, Landlord may refuse to consent to such usage or may consent upon such conditions as Landlord reasonably elects (including the installation of utility service upgrades, submeters, air handlers or cooling units), and all such additional usage (to the extent permitted by law), installation and maintenance thereof shall be paid for by Tenant as Additional Rent. The Premises are currently separately metered for electrical usage. Tenant shall pay to Landlord the amount so consumed, as determined by said meter, calculated at the rate structure then existing of the Electric Service Provider supplying electrical energy to the Building for Tenant’s consumption, as so measured. Said payment shall be due and payable, as Additional Rent, on the same day that the next monthly installment of Base Rent is due.

12. Entry by Landlord

          Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Premises to inspect the same, or to show the Premises to prospective purchasers, mortgagees, tenants (during the last (12) twelve months of the Lease Term or earlier in connection with a potential relocation) or insurers, or to clean or make repairs, alterations, or additions thereto, including any work that Landlord deems reasonably necessary for the safety, protection or preservation of the Building or any occupants thereof, or to facilitate repairs, alterations or additions to the Building or any other tenant’s premises during all reasonable times (except for emergencies). Except for any entry by Landlord in an emergency situation or to provide normal cleaning and janitorial service. Landlord shall provide Tenant with reasonable prior notice of any entry into the Premises, which notice may be given verbally to an authorized employee of Tenant. In addition to the foregoing, with respect to the Laboratory Area only, except in the case of an emergency, Tenant shall have the right to have a representative of Tenant accompany Landlord or the party entering such portion of the Premises by or on behalf of Landlord; provided, however, that Tenant’s failure to provide such representative shall not prohibit or delay Landlord’s entry. Landlord shall have the right to temporarily close the Premises or the Building to perform repairs, alterations or additions in the Premises or the Building, provided that Landlord shall use reasonable efforts to perform all such work on weekends and after Normal Building Hours and to minimize interference with Tenant’s operation of its business in the Premises. Entry by Landlord hereunder shall not constitute a constructive eviction or entitle Tenant to any abatement or reduction of Rent by reason thereof. Landlord agrees to not show the Premises to any competitor of Tenant if such prospective tenant is not interested in leasing the Premises but rather interested in viewing the Premises as a “model” of other premises in the Building.

13. Assignment and Subletting

          Except in connection with a Permitted Transfer (defined in Section 13.E below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld, delayed or conditioned if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building, in Landlord’s reasonable judgment, considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Building (however, this condition with respect to current occupants of the Building will be waived with respect to a specific request for Landlord’s consent to assignment or sublease if Landlord does not have available for lease to such assignee or subtenant space comparable in size to the Premises or the subject portion thereof); (4) Tenant is in default beyond any applicable notice and cure period; (5) the proposed transferee could or would make the Premises or the Property subject to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1 K-6 et seq., or (6) any portion of the Building or the Premises would likely become subject to additional or different laws as a consequence of the proposed Transfer. Any attempted Transfer in violation of this Section 13, shall, exercisable in Landlord’s sole and absolute discretion, be voidable. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfer(s). In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease or any liability hereunder.

          A.          If Tenant requests Landlord’s consent to a Transfer, Tenant shall submit to Landlord financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other information as Landlord may reasonably request. Landlord shall within thirty (30) days after Landlord’s receipt of the required information and documentation either: (1) consent or reasonably refuse consent to the Transfer in writing; or (2) in the event of a proposed assignment of this Lease or a proposed sublease of the entire Premises for the entire remaining term of this Lease, terminate this Lease effective the first to occur of ninety (90) days following written notice of such termination or the date that the proposed Transfer would have come into effect. If Landlord shall fail to notify Tenant in writing of its decision within such thirty (30) days period after the date Landlord has received all required information concerning the proposed transferee and the proposed Transfer, Landlord shall be deemed to have refused to consent to such Transfer, and to have elected to keep this Lease in full force and effect. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any requested Transfer other than a Permitted Transfer). In addition, Tenant shall reimburse Landlord for its actual third party, documented, reasonable costs and expenses (including without limitation reasonable attorney’s fees) incurred by Landlord in connection with Landlord’s review of such requested Transfer or Permitted Transfer.

          B.          Tenant shall pay to Landlord fifty percent (50%) of all cash and other consideration which Tenant receives as a result of a Transfer that is in excess of the Base Rent and Additional Rent payable to Landlord hereunder for the portion of the Premises and Term covered by the Transfer within fifteen (15) days following receipt thereof by Tenant, less any reasonable expenses incurred by Tenant in securing such transferee. If Tenant is in Monetary Default (defined in Section 22 below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against rent in the amount of any payments received (less Landlord’s share of any excess).

          C.          Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership or similar entity, and the entity which owns or controls a majority of the voting shares/rights at the time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a nationally recognized security exchange, or if at least eighty percent (80%) of its voting stock is owned by another entity, the voting stock of which is so listed.

          D.          Tenant may assign its entire interest under this Lease or sublet the Premises to any entity controlling or controlled by or under common control with Tenant or to any successor to Tenant by purchase, merger, consolidation or reorganization (hereinafter, collectively, referred to as “Permitted Transfer”) without the consent of Landlord, provided: (1) Tenant is not in default under this Lease; (2) if such proposed transferee is a successor to Tenant by purchase, said proposed transferee shall acquire all or substantially all of the stock or assets of Tenant’s business or, if such proposed transferee shall acquire all or substantially all of the stock or assets of Tenants business or, if such proposed transferee is a successor to Tenant by merger, consolidation or reorganization, the continuing or surviving corporation shall own all or substantially all of the assets of Tenant; (3) in the case of an assignment, such proposed transferee shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization as evidenced to Landlord’s reasonable satisfaction; (4) such proposed transferee operates the business in the Premises for the Permitted Use and no other purpose; and (5) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed purchase, merger, consolidation or reorganization.

          E.          Tenant agrees that in the event Landlord withholds its consent to any Transfer contrary to the provisions of this Section 13, Tenant’s sole remedy shall be to seek an injunction in equity or compel performance by Landlord to give its consent and Tenant expressly waives any right to damages in the event of such withholding by Landlord of its consent.

14. Mechanic’s Liens

          Tenant will not permit any mechanic’s liens or other liens to be placed upon the Premises, the Building, or the Property and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, the Building, or the Property or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic’s or other liens against the Premises, the Building, or the Property. In the event any such lien is attached to the Premises, the Building, or the Property, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same after notice to Tenant. Any amount paid by Landlord for any of the aforesaid purposes including, but not limited to, reasonable attorneys’ fees, shall be paid by Tenant to Landlord promptly after notice as Additional Rent. Tenant shall within ten (10) days of receiving such notice of lien or claim (a) have such lien or claim released or (b) deliver to Landlord a bond in form, content, amount and issued by surety, reasonably satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnities against all costs and liabilities resulting from such lien or claim and the foreclosure or attempted foreclosure thereof. Tenant’s failure to comply with the provisions of the foregoing sentence shall be deemed an Event of Default under Section 22 hereof entitling Landlord to exercise all of its remedies therefor without the requirement of any additional notice or cure period.

15. Insurance; Waivers

          A.          Landlord shall maintain such insurance on the Building and the Premises (other than on Tenant’s Property or on any additional improvements constructed in the Premises by Tenant), and such liability insurance in such amounts as Landlord shall reasonably elect. The cost of such insurance shall be included as a part of the Basic Costs, and payments for losses under Landlord’s property insurance shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear.

          B.          Tenant shall maintain at its expense, (i) in an amount equal to full replacement cost, special form (formerly known as all risk) property insurance on all of its personal property, including removable trade fixtures and leasehold and tenant improvements other than Landlord’s Work, and Tenant’s Property located in the Premises and in such additional amounts as are reasonably required to meet Tenant’s obligations pursuant to Section 18 hereof and with deductibles in an amount reasonably satisfactory to Landlord, and (ii) a policy or policies of commercial general liability insurance (including endorsement or separate policy for owned or non-owed automobile liability) with respect to its activities in the Building and on the Property, with the premiums thereon fully paid on or before the due date, in an amount of not less than $2,000,000 per occurrence per person coverage for bodily injury, property damage, personal injury or combination thereof (the term “personal injury” as used herein means, without limitation, false arrest, detention or imprisonment, malicious prosecution, wrongful entry, liable and slander), provided that if only single limit coverage is available it shall be for at least $2,000,000 per occurrence with an umbrella policy of at least $5,000,000 combined single limit per occurrence. Tenant’s insurance policies shall name Landlord, the Building Manager, and the holder of any mortgage encumbering the Building, as additional insureds and shall include coverage for the contractual liability of Tenant to indemnify Landlord and Building Manager pursuant to Section 16 of this Lease and shall have deductibles in an amount reasonably satisfactory to Landlord. Prior to Tenant’s taking possession of the Premises, Tenant shall furnish evidence reasonably satisfactory to Landlord of the maintenance and timely renewal of such insurance, and Tenant shall obtain and deliver to Landlord a written obligation on the part of each insurer to notify Landlord at least thirty (30) days prior to the cancellation or expiration of such insurance policies. In the event Tenant shall not have delivered to Landlord a policy or certificate evidencing such insurance at least fifteen (15) days prior to the expiration date of each expiring policy, Landlord may obtain such insurance as Landlord may reasonably require to protect Landlord’s interest (which obtaining of insurance shall not be deemed to be a waiver of Tenant’s default hereunder), The cost to Landlord of obtaining such policies, plus an administrative fee in the amount of fifteen percent (15%) of the cost of such policies shall be paid by Tenant to Landlord as Additional Rent upon demand.

          C.          The insurance requirements set forth in this Section 15 are independent of the waiver, indemnification, and other obligations under this Lease and will not be construed or interpreted in any way to restrict, limit or modify the waiver, indemnification and other obligations or to in any way limit any party’s liability under this Lease. In addition to the requirements set forth in Sections 15 and 16, the insurance required of Tenant under this Lease must be issued by an insurance company with a rating of no less than A-VIII in the current Best’s Insurance Guide, or A- in the current Standard & Poor Insurance Solvency Review, or in that is otherwise acceptable to Landlord, and admitted to engage in the business of insurance in the state in which the Building is located; be primary insurance for all claims under it and provide that any insurance carried by Landlord and Landlord’s lenders is strictly excess, secondary and noncontributing with any insurance carried by Tenant, and provide that insurance may not be cancelled or nonrenewed, except upon thirty (30) days prior written notice to Landlord and Landlord’s lenders. Tenant will deliver either a duplicate original or a legally enforceable certificate of insurance on all policies procured by Tenant in compliance with Tenant’s obligations under this Lease, together with evidence satisfactory to Landlord of the payment of the premiums therefor, to Landlord on or before the date Tenant first occupies any portion of the Premises, at least fifteen (15) days before the expiration date of any policy and upon the renewal of any policy. Landlord must give its prior written approval to all deductibles and self-insured retentions under Tenant’s policies, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant may comply with its insurance coverage requirements through a blanket policy, provided Tenant, at Tenant’s sole expense, procures a “per location” endorsement, or equivalent reasonably acceptable to Landlord, so that the general aggregate and other limits apply separately and specifically to the Premises.

          D.          If Tenant’s business operations, conduct or use of the Premises or any other part of the Property causes an increase in the premium for any insurance policy carried by Landlord. Tenant will, within fifteen (15) days after receipt of notice from Landlord, reimburse Landlord for the entire increase.

          E.          Neither Landlord nor Tenant shall be liable (by way of subrogation or otherwise) to the other party (or to any insurance company insuring the other party) for any personal injury or loss or damage to any of the property of Landlord or Tenant, as the case may be, with respect to their respective property, the Building, the Property or the Premises or any addition or improvements thereto, or any contents therein, to the extent covered by property insurance or business interruption insurance carried or required to be carried by a party hereto even though such loss might have been occasioned by the negligence or willful acts or omissions of the Landlord or Tenant or their respective employees, agents, contractors or invitees. Since this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give each insurance company which has issued, or in the future may issue, policies of insurance, with respect to the items covered by this waiver, written notice of the terms of this mutual waiver, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of any of the coverage provided by such insurance policies by reason of such mutual waiver. For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by, and recoverable by the insured under the insurance policy to which such deductible relates. In the event that Tenant is permitted to and self-insures any risk for which insurance is required to be carried under this Lease, or if Tenant fails to carry any insurance required to be carried by Tenant pursuant to this Lease, then all loss or damage to Tenant, its leasehold interest, its business, its property, the Premises or any additions or improvements thereto or contents thereof shall be deemed covered by and recoverable by Tenant under valid and collectible policies of insurance. Notwithstanding anything to the contrary herein. Landlord shall not be liable to the Tenant or any insurance company (by way of subrogation or otherwise) insuring the Tenant, (1) for any loss or damage to any property, or bodily injury or personal injury or any resulting loss of income or losses from worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of Landlord, its agents or employees, or Building Manager, if any such loss or damage was required to be covered by insurance pursuant to this Lease; or (2) any loss or damage that is or would be covered by a standard business income insurance policy, if Tenant elected to carry such coverage.

16. Indemnity

          To the extent not expressly prohibited by law, neither Landlord nor Building Manager nor the holder of any mortgage now or hereafter encumbering the Building, nor any of their respective officers, directors, employees, members, managers, or agents shall be liable to Tenant, or to Tenant’s agents, servants, employees, customers, licensees, or invitees for any injury to person or damage to property caused by any act, omission, or neglect of Tenant, its agents, servants, employees, customers, invitees, licensees or by any other person entering the Building or upon the Property under the invitation of Tenant or arising out of the use of the Property, Building or Premises by Tenant and the conduct of its business or out of a default by Tenant in the performance of its obligations hereunder. Tenant hereby indemnifies and holds Landlord, the Building Manager, the holder of any mortgage now or hereafter encumbering the Building, and their respective officers, directors, employees, members, managers and agents (“Indemnitees”), harmless from all liability and claims for any property damage, or bodily injury or death of, or personal injury to, a person in or on the Premises, or at any other place, including the Property or the Building and this indemnity shall be enforceable to the full extent whether or not such liability and claims are the result of the sole, joint or concurrent acts, negligent or intentional, or otherwise, of Tenant, or its employees, agents, servants, customers, invitees or licensees. Such indemnity for the benefit of Indemnitees shall be enforceable even if Indemnitees, or any one or more of them have or has caused or participated in causing such liability and claims by their joint or concurrent acts, negligent or intentional, or otherwise. Notwithstanding the terms of this Lease to the contrary, the terms of this Section shall survive the expiration or earlier termination of this Lease.

          17.          Damages from Certain Causes

          To the extent not expressly prohibited by law, Landlord shall not be liable to Tenant or Tenant’s employees, contractors, agents, invitees or customers, for any injury to person or damage to property sustained by Tenant or any such party or any other person claiming through Tenant resulting from any accident or occurrence in the Premises or any other portion of the Building caused by the Premises or any other portion of the Building becoming out of repair or by defect in or failure of equipment, pipes, or wiring, or by broken glass, or by the backing up of drains, or by gas, water, steam, electricity, or oil leaking, escaping or flowing into the Premises (except where due to Landlord’s willful failure to make repairs required to be made pursuant to other provisions of this Lease, after the expiration of a reasonable time after written notice to Landlord of the need for such repairs), nor shall Landlord be liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of other tenants of the Building or of any other persons whomsoever, including, but not limited to riot, strike, insurrection, war, court order, requisition, order of any governmental body or authority, acts of God, fire or theft.

          18.          Casualty Damage

          If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by such casualty) or in the event there is less than two (2) years of the Lease Term remaining or in the event Landlord’s mortgagee should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt or in the event of any material uninsured loss to the Building, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of such casualty. If Landlord does not thus terminate this Lease under Paragraph 18, Landlord shall deliver to Tenant a non binding estimate of the time needed to repair and restore the Building within 90 days after the date of the damage. If (i) Landlord’s estimate states that repair and restoration will not be completed within 365 days after the date of the damage or (ii) there is less than two (2) years of the Lease Term then remaining, Tenant may terminate this Lease by giving Landlord notice of termination within 10 business days after the date Tenant receives Landlord’s estimate. If neither Landlord or Tenant elects to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement attached hereto as Exhibit D (except that Landlord shall not be responsible for delays not within the control of Landlord) to substantially the same condition in which it was immediately prior to the happening of the casualty. Notwithstanding the foregoing, Landlord’s obligation to restore the Building, and the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, shall not require Landlord to expend for such repair and restoration work more than the insurance proceeds actually received by the Landlord as a result of the casualty and Landlord’s obligation to restore shall be further limited so that Landlord shall not be required to expend for the repair and restoration of the improvements located within the Premises, if any, for which Landlord had financial responsibility pursuant to the Work Letter Agreement, more than the dollar amount of the Allowance, if any, described in the Work Letter Agreement. When the repairs described in the preceding two sentences have been completed by Landlord, Tenant shall complete the restoration of all improvements, including furniture, fixtures and equipment, which are necessary to permit Tenant’s reoccupancy of the Premises. Except as set forth above, all cost and expense of reconstructing the Premises shall be borne by Tenant, and Tenant shall present Landlord with evidence satisfactory to Landlord of Tenant’s ability to pay such costs prior to Landlord’s commencement of repair and restoration of the Premises. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Base Rent and Additional Rent shall abate on a prorata basis during the time and to the extent the Premises are unfit for occupancy whether in whole or in part of if rendered wholly or partially inaccessible. If the Premises or any other portion of the Property is damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant’s agents, employees, or invitees, the rent hereunder shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Property caused thereby to the extent such cost and expense is not covered by insurance proceeds. It is the intent of Landlord and Tenant that the provisions of this Section 18 shall override N.J.S.A, 46:8-6 and 7.

          19.          Condemnation

          If the whole or any substantial part of the Premises or if the Building or any portion thereof which would leave the remainder of the Building unsuitable for use as an office building comparable to its use on the Commencement Date, or if the land on which the Building is located or any material portion thereof, shall be taken or condemned for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, then Landlord may, at its option, terminate this Lease and the rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises or said portion of the Building or land shall occur. If a substantial portion or the whole of the Premises is thus taken or sold and the remaining Premises are not reasonably suitable for the conduct of Tenant’s business thereon which shall include reasonable access thereto, Tenant may terminate this Lease by giving written notice thereof to Landlord within 15 days after the date of the taking, in which event this Lease will terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority. In the event this Lease is not terminated, the rent for any portion of the Premises so taken or condemned shall be abated during the unexpired term of this Lease effective when the physical taking of said portion of the Premises shall occur. All compensation awarded for any such taking or condemnation, or sale proceeds in lieu thereof, shall be the property of Landlord, and Tenant shall have no claim thereto, the same being hereby expressly waived by Tenant, except for any portions of such award or proceeds which are specifically allocated by the condemning or purchasing party for the taking of or damage to trade fixtures of Tenant, which Tenant specifically reserves to itself, except that Tenant will have the right to file any separate claim available to Tenant for moving expenses and any taking of Tenant’s personal property, on the condition that such award is separately payable to Tenant and does not diminish the award available to Landlord or any lender.

          20.          Hazardous Substances

          A.          Tenant hereby represents and covenants to Landlord the following: No toxic or hazardous substances or wastes, “special wastes”, “universal wastes”, pollutants or contaminants (including, without limitation, asbestos, area formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products or their by-products, radon, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601-9657, as amended (“CERCLA”) or by N.J.S.A. 58:1023.11(b)(K) (collectively, “Environmental Pollutants”) other than customary office supplies and cleaning supplies stored and handled within the Premises in accordance with all applicable Environmental Laws, will be generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property, and no activity shall be undertaken on the Property, by Tenant, its agents, employees, invitees, contractors, or any subtenants, that would cause or contribute to (i) the Property or any part thereof to become a generation, treatment, storage or disposal facility within the meaning of or otherwise bring the Property within the ambit of the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. 5901 et. seq., the New Jersey Spill Compensation and Control Act, or any similar Environmental Laws, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Property or any part thereof within the meaning of, or otherwise result in liability in connection with the Property within the ambit of CERCLA, or any similar Environmental Laws, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters, or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., or the Clean Air Act, 42 U.S.C. 7401 et. seq., or any similar state law or local ordinance. In the event that Tenant, its agents, employees, invitees, contractors or any subtenants cause, allow or permit any act or omission resulting in a release, spill, leak, emission, emptying or dumping of any Environmental Pollutant into, under on or migrating from the waters or lands of the State of New Jersey, the Property or the Premises, Tenant shall promptly take all response actions required to comply with Environmental Laws and to Landlord’s reasonable satisfaction (“Response Actions”). Tenant shall obtain Landlord’s written consent to performance of any Response Actions. Under no circumstances shall Tenant have the right to undertake Response Actions that require (i) any ongoing monitoring or maintenance, (it) any engineered barriers, or (iii) the imposition of any deed restrictions or institutional controls on the Premises or Property which restrict any future use of the Premises or Property or contain any notice of any Environmental Pollutants on the Premises or Property. Tenant shall ensure that no liens are filed against the Premises or the Property pursuant to the New Jersey Spill Compensation and Control Act or the New Jersey Industrial Site Recovery Act due to any act or omission of Tenant, its agents, employees, invitees, contractors or any subtenants. If Tenant’s, or any subtenant’s use or occupancy of the Premises cause the Premises to become subject to the requirements of the New Jersey Industrial Site Recovery Act, Tenant shall, at its own expense, comply with the requirements of the New Jersey Industrial Site Recovery Act.

          B.          Tenant agrees to indemnify and hold Indemnitees (as defined in Section 16) harmless from and against and to reimburse Indemnitees with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Landlord at any time and from time-to-time by reason of or arising out of (i) the breach of any representation or covenant contained in Section 20.A above or (ii) the presence, migration or discharge of any Environmental Pollutant on, to or from the Premises or Property which is caused by any act or omission of Tenant or any of Tenant’s employees, agents, representatives, subtenants, guests or invitees. This indemnification by Tenant includes, without limitation, Landlord’s reasonable attorneys’ and consultants’ fees and court costs, costs incurred in connection with any investigation of site conditions, including any inspections, or any clean-up, remedial, removal or restoration work required by this Lease, or by any Environmental Laws, other laws, rules or regulations, or by any governmental agency or political subdivision because of the presence of Environmental Pollutants in, on or under the Premises or which has migrated from the Premises. For so long as Tenant is not in default under this Lease, Landlord shall permit Tenant to negotiate and settle (which settlement shall be subject to the prior written approval of Landlord) any such claim (so long as and insofar as settlement is within the power of Tenant to accomplish solely by payment of monies) and shall reasonably cooperate with Tenant regarding such proceedings, provided, however, that Landlord shall not be required to consent to settlement of any claim which (i) requires Landlord to admit to any violation of any Environmental Law or any civil or criminal liability, or (ii) requires any restriction on future use of the Premises or Property whether in the form of deed restrictions, institutional controls, engineered barriers or otherwise. The foregoing indemnity shall survive the expiration or termination of this Lease without limitation.

          C.          Tenant shall immediately notify Landlord in writing of any release or threatened release of Environmental Pollutants on or about the Premises or the Property of which Tenant has knowledge whether or not the release is in quantities that would require under any Environmental Laws the reporting of such release to a governmental or regulatory agency.

D. Tenant shall also immediately notify Landlord in writing of, and shall contemporaneously provide Landlord with a copy of:

(1) Any written notice of release of Environmental Pollutants on the Property that is provided by Tenant or any subtenant or other occupant of the Premises to a governmental or regulatory agency;

          (2)          Any notice of a violation, or a potential or alleged violation, of any Environmental Laws (hereinafter defined) that is received by Tenant or any subtenant or other occupant of the Premises from any governmental or regulatory agency;

          (3)          Any inquiry, investigation, enforcement, cleanup, removal, or other action that is instituted or threatened by a governmental or regulatory agency against Tenant or any subtenant or other occupant of the Premises and that relates to the release or discharge Environmental Pollutants on or from the Property;

          (4)          Any claim that is instituted or threatened by any third-party against Tenant or any subtenant or other occupant of the Premises and that relates to any release or discharge of Environmental Pollutants on or from the Property; and

          E.          Landlord and its agents and representatives are hereby granted a right of entry and access to the Premises at any time in Landlord’s discretion for purposes of ascertaining Tenant’s compliance with this Section 20. Landlord shall have the right to inspect Tenant’s books and records and to conduct intrusive investigations on the Premises in connection with the foregoing right of entry contained in this Section 20.E. In the event that Landlord’s assessment of the Premises reveals that Tenant is in breach of any of its environmental obligations under this Lease, Tenant shall, immediately upon demand by Landlord, pay to Landlord the reasonable costs and expenses incurred by Landlord to conduct such assessment. In exercising its rights hereunder, Landlord shall use its reasonable efforts to minimize disruption of Tenant’s operations of the Premises.

          F.          As used herein “Environmental Laws” means, without limitation, all present and future federal, state and municipal laws, statutes, regulations, codes, orders, decrees, ordinances, rules and regulations or any judicial or administrative order or judgment and all principles of common law applicable to environmental and ecological conditions, Environmental Pollutants and the rules and regulations of the U.S. Environmental Protection Agency, the New Jersey Department of Environmental Protection and any other federal, state or municipal agency, or governmental board or entity relating to or concerning Environmental Pollutants, health, industrial hygiene, pollution, public health or safety, or environmental or ecological conditions.

          G.          Landlord represents that, as of the date of this Lease, Landlord has received no written notice from any governmental authority that the Building or the Property is in violation of any applicable law relating to Environmental Pollutants or Environmental Laws. Landlord will indemnify, defend and hold harmless the Parties Indemnified by Landlord, in the manner provided in Section 16, against any release of Environmental Pollutants at the Premises or in or about the Property if caused by Landlord or Landlord’s agents or contractors. The provisions of this paragraph will survive the expiration or sooner termination of this Lease.

          21.          Americans with Disabilities Act

          Tenant agrees to comply with all requirements of the Americans with Disabilities Act (Public Law (July 26, 1990)) (“ADA”) applicable to the Premises and such other current acts or other subsequent acts, (whether federal or state) addressing like issues as are enacted or amended. Tenant agrees to indemnify and hold Landlord harmless from any and all expenses, liabilities, costs or damages suffered by Landlord as a result of additional obligations which may be imposed on the Building or the Property under of such acts by virtue of Tenant’s operations and/or occupancy, including the alleged negligence of the Landlord. Tenant acknowledges that it will be wholly responsible for any provision of this Lease which could arguably be construed as authorizing a violation of the ADA. Any such provision shall be interpreted in a manner which permits compliance with the ADA and is hereby amended to permit such compliance. Subject to the foregoing, Landlord has adopted or will adopt a program to cause the Common Areas to become and stay in compliance with Title III of the Americans With Disabilities Act of 1990 (42 U.S.C. Sections 12101-12213 (1991)).

22.	Events of Default

A.	The following events shall be deemed to be “Events of Default”under this Lease:

          (1)          Tenant shall fail to pay when due any Base Rent, Additional Rent or other amount payable by Tenant to Landlord under this Lease and the failure continues for a period of 5 days after written notice thereof to Tenant (hereinafter sometimes referred to as a “Monetary Default”)

          (2)          Any failure by Tenant (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, which failure is not cured within thirty (30) days after delivery to Tenant of notice of the occurrence of such failure provided, however, that if the term, condition, covenant or obligation to be performed by Tenant is of such nature that the same cannot reasonably be performed within such thirty-day period, such default shall be deemed to have been cured if Tenant commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same, and in fact, completes same within ninety (90) days after notice.

          (3)          Any failure by Tenant to observe or perform any of the covenants with respect to (a) assignment and subletting set forth in Section 13, (b) mechanic’s liens set forth in Section 14, or (c) insurance set forth in Section 15.

          (4)          Tenant shall (a) become insolvent, (b) make a transfer in fraud of creditors (c) make an assignment for the benefit of creditors, (d) admit in writing its inability to pay its debts as they become due, (e) file a petition under any section or chapter of the United States Bankruptcy Code, as amended, pertaining to bankruptcy, or under any similar law or statute of the United States or any State thereof, or Tenant or any Guarantor shall be adjudged bankrupt or insolvent in proceedings filed against Tenant or any Guarantor thereunder; or a petition or answer proposing the adjudication of Tenant or any Guarantor as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof.

          (5)          Receiver or trustee shall be appointed for all or substantially all of the assets of Tenant or any Guarantor or of the Premises or of any of Tenant’s property located thereon in any proceeding brought by Tenant or any Guarantor, or any such receiver or trustee shall be appointed in any proceeding brought against Tenant or any Guarantor and shall not be discharged within sixty (60) days after such appointment or Tenant or such Guarantor shall consent to or acquiesce in such appointment.

(6) The leasehold estate hereunder shall be taken on execution or other process of law in any action against Tenant.

(7) Tenant shall abandon or permanently vacate any substantial portion of the Premises.

          (8)          Tenant shall fail to take possession of and occupy the Premises within thirty (30) days following the Commencement Date and thereafter continuously conduct its operations in the Premises for the Permitted Use as set forth in Section 4 hereof.

(9) The liquidation, termination, dissolution or forfeiture of right to do business of Tenant.

23.	Remedies

          Upon the occurrence of any Event of Default, Landlord shall have the following rights and remedies, in addition to those allowed by law or equity, any one or more of which may be exercised without further notice to or demand upon Tenant and which may be pursued successively or cumulatively as Landlord may elect:

          (1)          Landlord may re-enter the Premises and cure any default of Tenant, in which event Tenant shall, upon demand, reimburse Landlord as Additional Rent for any cost and expenses which Landlord may incur to cure such default; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action, regardless of whether caused by Landlord’s negligence or otherwise.

          (2)          Landlord may terminate this Lease by giving to Tenant notice of Landlord’s election to do so, in which event the Term shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice and demanding the Tenant deliver possession of the Premises on such date;

          (3)          Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenant’s right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice and demanding the Tenant deliver possession of the Premises on such date; and

          (4)          Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

Landlord shall not be required to serve Tenant with any notices or demands as a prerequisite to its exercise of any of its rights or remedies under this Lease, other than those notices and demands specifically required under this Lease. TENANT EXPRESSLY WAIVES THE SERVICE OF ANY STATUTORY DEMAND OR NOTICE WHICH IS A PREREQUISITE TO LANDLORD’S COMMENCEMENT OF EVICTION PROCEEDINGS AGAINST TENANT, INCLUDING THE DEMANDS AND NOTICES SPECIFIED IN ANY APPLICABLE STATE STATUTE OR CASE LAW.

          B.          If Landlord exercises either of the remedies provided in Sections 23.A(2) or 23.A(3), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary to the extent allowed by law, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law.

          C.          If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant’s obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Additional Rent and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term. In any such case, Landlord may relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent reasonably deemed by Landlord necessary or desirable and in connection therewith change the locks to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord’s expenses of relating. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Additional Rent) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Event of Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord’s part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such relating.

          D.          If this Lease is terminated by Landlord pursuant to Section 23.A(2), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including without limitation court costs and reasonable attorneys’ fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (i) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord’s contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or any work letter in connection with this Lease, (it) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in this Lease and the amount projected by Landlord to represent Additional Rent for the remainder of the Term over the then present value of the then aggregate fair rent value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a ten percent (10%) per annum discount from the respective dates upon which such Rents would have been payable hereunder had this Lease not been terminated, and (iii) any damages in addition thereto, including without limitation reasonable attorneys’ fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

          E.          Landlord shall use commercially reasonable efforts to mitigate any damages resulting from an Event of Default by Tenant under this Lease. Landlord’s obligation to mitigate damages after an Event of Default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

(1) Landlord shall have no obligations to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises;

          (2)          Landlord shall not be obligated to lease or show the Premises, on a priority basis, offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use are (or soon will be) available;

          (3)          Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a Rent less than the current fair market Rent then prevailing for similar uses in comparable buildings in the same market area as the Building, nor shall Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building;

(4) Landlord shall not be obligated to enter into a lease with a Substitute Tenant whose use would:

(i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building;

(ii) adversely affect the reputation of the Building; or

(iii) be incompatible with the operation of the Building as an office building,

          (5)          Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate the Premises in a first class manner; and

(6) Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:

              (i)          Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with such tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease); or

(ii) Landlord, in Landlord’s reasonable discretion, determines that any such expenditure is financially justified in connection with entering into any such substitute lease.

          F.           All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord’s possession or under Landlord’s control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or the termination of Tenant’s right to possession of the Premises, however terminated, at Landlord’s option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

          G.           Tenant hereby grants to Landlord a first lien upon the interest of Tenant under this Lease to secure the payment of moneys due under this Lease, which lien may be enforced in equity, and Landlord shall be entitled as a matter of right to have a receiver appointed to take possession of the Premises and relet the same under order of court.

          H.           If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

          I.          The receipt by Landlord of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of the rent due or to pursue any other remedies provided in this lease. The acceptance by Landlord of rent hereunder shall not be construed to be a waiver of any breach by Tenant of any term, covenant or condition of this Lease. No act or omission by Landlord or its employees or agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

          J.          In the event of any litigation between Tenant and Landlord to enforce any provision of this Lease or any right of either party hereto, the unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorney’s fees, incurred therein. Furthermore, if Landlord, without fault, is made a party to any litigation instituted by or against Tenant, Tenant shall indemnify Landlord against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith. If Tenant, without fault, is made party to any litigation instituted by or against Landlord, Landlord shall indemnify Tenant against, and protect, defend, and save it harmless from, all costs and expenses, including reasonable attorney’s fees, incurred by it in connection therewith.

24. No Waiver

          Failure of Landlord to declare any default immediately upon its occurrence, or delay in taking any action in connection with an event of default, shall not constitute a waiver of such default, nor shall it constitute an estoppel against Landlord, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce its rights with respect to any one default shall not constitute a waiver of its rights with respect to any subsequent default.

          25.          Peaceful Enjoyment

          Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant pays the Rent and other sums herein recited to be paid by Tenant and timely performs all of Tenant’s covenants and agreements herein contained. This covenant and any and all other covenants of Landlord shall be binding upon Landlord and its successors only with respect to breaches occurring during its or their respective periods of ownership of the Landlord’s interest hereunder.

26.	INTENTIONALLY OMITTED (Substitution)

27.	Holdinq Over

          In the event of holding over by Tenant after expiration or other termination of this Lease or in the event Tenant continues to occupy the Premises after the termination of Tenant’s right of possession pursuant to Section 23.A(3) hereof, occupancy of the Premises subsequent to such termination or expiration shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year. Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of this Lease and shall pay for its use and occupancy an amount (on a per month basis without reduction for any partial months during any such holdover) equal to equal to (i) during the first month of holdover, one and three-quarters times the sum (or 175%) of the Base Rent and Additional Rent which would have been applicable had the Lease Term continued through the period of such holding over by Tenant and (ii) thereafter, twice the sum (or 200%) of (a) the greater of then current market rate, or (b) the Base Rent and Additional Rent which would have been applicable had the Lease Term continued through the period of such holding over by Tenant. No holding over by Tenant or payments of money by Tenant to Landlord after the expiration of the Lease Term shall be construed to extend the Lease Term or prevent Landlord from recovery of immediate possession of the Premises by summary proceedings or otherwise unless Landlord has sent written notice to Tenant that Landlord has elected to extend the Lease Term. In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant shall also be liable to Landlord for all damages, including, without limitation, any consequential damages, which Landlord may suffer by reason of any holding over by Tenant and Tenant shall also indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Premises to such other tenant or prospective tenant.

28.	Subordination to Mortgage/Estoppel Certificate

          Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter arising upon the Premises, or upon the Building and/or the Property and to any renewals, modifications, refinancings and extensions thereof, but Tenant agrees that any such mortgagee shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. The provisions of the foregoing sentence shall be self-operative and no further instrument of subordination shall be required; provided, however, such subordination with respect to any mortgage, deed of trust or related security instrument hereafter placed upon or recorded against the Premises or the Building as a whole will be conditioned upon the holder thereof executing a subordination, nondisturbance and attornment agreement on the lender’s standard form. However, Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or the Building and/or the Property and Tenant agrees within ten (10) business days after demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may request including, without limitation, the form attached hereto as Exhibit F. Landlord shall obtain from the holder of any mortgage, deed of trust or related security instrument encumbering the Building as of the date hereof, the holder’s agreement not to disturb Tenant’s occupancy in accordance with this Lease, as set forth in Exhibit F, so long as Tenant fulfills all of its obligations under this Lease. In the event that Tenant should fail to execute any subordination or other agreement required by this Section promptly as requested, such failure shall constitute an Event of Default hereunder which shall not be subject to any notice or cure period. Tenant agrees that it will from time-to-time upon request by Landlord execute and deliver to such persons as Landlord shall request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require. Tenant agrees periodically to furnish within ten (10) business days after so requested by Landlord, ground lessor or the holder of any deed of trust, mortgage or security agreement covering the Building, the Property, or any interest of Landlord therein, a certificate signed by Tenant certifying (a) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent and Tenant’s Additional Rent have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no rent has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Tenant is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset against rent due or to become due, (g) that except as stated in the certificate, Landlord is not then in default under this Lease, (h) as to the amount of the Approximate Rentable Area of the Premises then occupied by Tenant, (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, (i) the amount and nature of accounts payable to Landlord under terms of this Lease, and (k) as to such other matters as may be requested by Landlord or ground lessor or the holder of any such deed of trust, mortgage or security agreement. Any such certificate may be relied upon by any ground lessor, prospective purchaser, secured party, mortgagee or any beneficiary under any mortgage, deed of trust on the Building or the Property or any part thereof or interest of Landlord therein. Landlord agrees periodically to furnish within ten (10) business days after so requested by Tenant, a certificate signed by Landlord certifying (a) that this Lease is in full force and effect and unmodified (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) as to the Commencement Date and the date through which Base Rent and Tenant’s Additional Rent have been paid, (c) that Tenant has accepted possession of the Premises and that any improvements required by the terms of this Lease to be made by Landlord have been completed to the satisfaction of Tenant, (d) that except as stated in the certificate no rent has been paid more than thirty (30) days in advance of its due date, (e) that the address for notices to be sent to Landlord is as set forth in this Lease (or has been changed by notice duly given and is as set forth in the certificate), (f) that except as stated in the certificate, Tenant, as of the date of such certificate, has no charge, lien, or claim of offset against rent due or to become due, (g) that except as stated in the certificate, Tenant is not then in default under this Lease, (h) as to the amount of the Approximate Rentable Area of the Premises then occupied by Tenant, (i) that there are no renewal or extension options, purchase options, rights of first refusal or the like in favor of Tenant except as set forth in this Lease, 0) the amount and nature of accounts payable to Landlord under terms of this Lease, and (k) as to such other matters as may be requested by Tenant.

29.	Notice

          Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or mailed by Registered or Certified mail, postage prepaid, or sent by a nationally recognized overnight delivery service to the party who is to receive such notice at the address specified in Section 1.AA of this Lease. When so mailed, the notice shall be deemed to have been given two (2) business days after the date it was mailed. When sent by overnight delivery service, the notice shall be deemed to have been given on the next business day after deposit with such overnight delivery service. The address specified in Section 1.AA of this Lease may be changed from time to time by giving written notice thereof to the other party.

30.	INTENTIONALLY OMITTED

31.	Surrender of Premises

          Upon the termination, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of this Lease, Tenant will at once surrender possession and vacate the Premises, together with all Leasehold Improvements (except those Leasehold Improvements Tenant is required to remove pursuant to Section 8 hereof), to Landlord in as good condition as the Commencement Date, ordinary wear and tear excepted, conditions existing because of Tenant’s failure to perform maintenance, repairs or replacements as required of Tenant under this Lease shall not be deemed “reasonable wear and tear.” Tenant shall surrender to Landlord all keys to the Premises and make known to Landlord the explanation of all combination locks which Tenant is permitted to leave on the Premises. Subject to the Landlord’s rights under Section 23 hereof, if Tenant fails to remove any of Tenant’s Property within one (1) day after the termination of this Lease, or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expenses, shall be entitled to remove and/or store such Tenant’s Property and Landlord shall be in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay Landlord, upon demand, any and all reasonable expenses caused by such removal and all storage charges against such property so long as the same shall be in possession of Landlord or under the control of Landlord. In addition, if Tenant fails to remove any Tenant’s Property from the Premises or storage, as the case may be, within ten (10) days after written notice from Landlord, Landlord, at its option, may deem all or any part of such Tenant’s Property to have been abandoned by Tenant and title thereof shall immediately pass to Landlord under this Lease as by a bill of sale.

32.	Rights Reserved to Landlord

          Landlord reserves the following rights, exercisable without notice, except as provided herein, and without liability to Tenant for damage or injury to property, person or business and without affecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of rent or affecting any of Tenant’s obligations under this Lease: (1) upon thirty (30) days prior notice to change the name or street address of the Building; provided that if such change is not required by a governmental entity, Landlord shall pay the reasonable costs (up to $1,000) of reprinting Tenant’s stationary on hand at the time of notice to Tenant of such change; (2) to install and maintain signs on the exterior and interior of the Building so long as such signs do not cover any portion of Tenant’s windows; (3) to designate and approve window coverings to present a uniform exterior appearance; (4) to make any decorations, alterations, additions, improvements to the Building or Property, or any part thereof (including, with prior notice, the Premises) which Landlord shall desire, or deem necessary for the safety, protection, preservation or improvement of the Building or Property (so long as such decorations, alterations, additions, or improvements to the Premises do not materially alter Tenant’s ability to use the Premises for its intended use or materially interfere with Tenant’s business operations) or as Landlord may be required to do by law; (5) to have access to the Premises at reasonable hours to perform its duties and obligations and to exercise its rights under this Lease as provided above; (6) to retain at all times and to use in appropriate instances, pass keys to all locks within and to the Premises; (7) to reasonably approve the weight, size, or location of heavy equipment, or articles within the Premises; (8) to close or restrict access to the Building at all times other than Normal Building Hours subject to Tenant’s right to admittance at all times under such regulations as Landlord may reasonably prescribe from time to time, or to close (temporarily or permanently) any of the entrances to the Building; provided Landlord shall have the right to restrict or prohibit access to the Building or the Premises at any time Landlord determines it is reasonably necessary to do so to minimize the risk of injuries or death to persons or damage to property; (9) to change the arrangement and/or location of entrances of passageways, doors and doorways, corridors, elevators, stairs, toilets and public parts of the Building or Property so long as such change does not interfere with Tenant’s ability to use the Premises for its intended use; (10) to regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same; (11) if Tenant has permanently vacated the Premises during the last six (6) months of the Lease Term, to perform additions, alterations and improvements to the Premises in connection with a reletting or anticipated reletting thereof without being responsible or liable for the value or preservation of any then existing improvements to the Premises; and (12) to grant to anyone the exclusive right to conduct any business or undertaking in the Building provided Landlord’s exercise of its rights under this clause 12, shall not be deemed to prohibit Tenant from the operation of its business in the Premises and shall not constitute a constructive eviction.

33.	Miscellaneous.

          A.          If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

B. Landlord and Tenant agree not to record this Lease or any short form or memorandum hereof, unless required by Landlord’s mortgagee.

C. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located.

          D.          Events of “Force Majeure” shall include strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as the case may be. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant (other than the payment of Rent and all other such sums of money as shall become due hereunder), such party shall not be liable or responsible for, there shall be excluded from the computation of such period of time, any delays due to events of Force Majeure.

E. Except as expressly otherwise herein provided, with respect to all required acts of Tenant and Landlord, time is of the essence of this Lease.

          F.          Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Building and Property referred to herein, Landlord shall notify Tenant of such transfer, and in such event and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

          G.          Tenant hereby represents to Landlord that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease due to any action of the indemnifying party.

          H.          If there is more than one Tenant, or if the Tenant as such is comprised of more than one person or entity, the obligations hereunder imposed upon Tenant shall be joint and several obligations of all such parties. All notices, payments, and agreements given or made by, with or to any one of such persons or entities shall be deemed to have been given or made by, with or to all of them.

          I.          The individual signing this Lease on behalf of Tenant represents (1) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of Tenant in accordance with the organizational documents of Tenant; (2) that this Lease is binding upon Tenant; (3) that Tenant is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located. The individual signing this Lease on behalf of Landlord represents (1) that such individual is duly authorized to execute or attest and deliver this Lease on behalf of Landlord in accordance with the organizational documents of Landlord; (2) that this Lease is binding upon Landlord; (3) that Landlord is duly organized and legally existing in the state of its organization, and is qualified to do business in the state in which the Premises is located.

          J.          Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s financial statements, that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that its financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material subsequent changes thereto as of the date of this Lease.

          K.          Notwithstanding anything to the contrary contained in this Lease, the expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve either party from its obligations accruing prior to the expiration of the Lease Term, and such obligations shall survive any such expiration or other termination of the Lease Term.

          L.          Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery hereof does not constitute an offer to Tenant or an option. This Lease shall not be effective until an original of this Lease executed by both Landlord and Tenant is delivered to and accepted by Landlord, and this Lease has been approved by Landlord’s mortgagee, if required.

          M.          Landlord and Tenant understand, agree and acknowledge that (i) this Lease has been freely negotiated by both parties; and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be not inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

N. The headings and titles to the paragraphs of this Lease are for convenience only and shall have no affect upon the construction or interpretation of any part hereof.

O. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance of surrender of the Premises.

P. All sums due and owing by Tenant to Landlord herein shall be defined as Additional Rent, except to the extent that they constitute Base Rent.

          Q.          By taking possession of the Premises, Tenant is deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition subject to the provisions of this Lease, with no representation or warranty by Landlord as to the condition of the Premises or the Building or suitability thereof for Tenant’s use other than as otherwise provided herein.

          R.          Waiver of Jury Trial. Landlord and Tenant each hereby knowingly and voluntarily waive any and all right to trial by jury in any action, suit, proceeding, or counterclaim brought by Landlord or Tenant against the other party regarding any matter whatsoever arising out of or in any way connected with this Lease, including, but not limited to, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Premises, or claim for injury or damage.

S. Parking. During the Lease Term, Tenant will have the non-exclusive use in common with Landlord, other tenants of the Building (or the complex in which the Building is located, in a multi-building complex), their guests and invitees, of the non-reserved common automobile parking areas, driveways, and footways, subject to rules and regulations for the use thereof as prescribed from time to time by Landlord. Tenant’s use of the Building’s parking areas may not exceed 54 non-reserved parking spaces, at no charge to Tenant. No specific designated parking spaces will be assigned to Tenant unless otherwise agreed by Landlord and Tenant in writing. Landlord will have the right to reserve parking spaces as it reasonably elects and condition use thereof on such terms as it elects so long as the exercise of such right does not unreasonably restrict Tenant’s ability to use its parking spaces.

          All such parking shall be subject to rules and regulations for the use thereof as reasonably prescribed from time to time by Landlord. Landlord will not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Building’s parking areas, or for vandalism to automobiles occurring in the Building’s parking areas, it being agreed that, to the fullest extent permitted by law, the use of the Building’s parking areas will be at the sole risk of Tenant and its employees. Upon reasonable notice to Tenant. Landlord will have the right to temporarily close the Building’s parking areas to perform necessary repairs, maintenance and improvements to the parking areas.

          T.          Telecommunications. There are installed in the Building telephone riser cables (collectively the “riser cables”) from the outside of the Building to the terminal block on each floor in the Building. Subject to Landlord’s supervision and reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the right to use the riser cables by installing telecommunication lines from the Premises to the terminal block on the floor or floors on which the Premises are located (such lines, and any other voice/data cables, lines or wires used or installed by or for Tenant and serving the Premises are referred to as the “telecommunication lines”). Landlord, however, makes no representations or warranties with respect to the capacity, suitability or design of the riser cables or terminal blocks. If there is more than one tenant on a floor. Landlord will allocate hook-ups to the terminal block based on the proportion of rentable square feet that each tenant occupies on the floor. The installation and hook-up of telecommunication lines by Tenant will be subject to all of the terms and conditions of this Lease, including, without limitation. Section 10 of this Lease. Tenant will have no rights or interest in the riser cables and terminal blocks in the Building therein except as set forth herein. Under no circumstances will Landlord or its agents or employees be liable for, and Tenant and each of its subtenants waives all claims with respect to, any damages or losses sustained by it or any occupant of the Premises, including any property or consequential damages, resulting from operating or maintenance of the riser cables and terminal blocks. Without limiting the generality of the foregoing, in no event shall Landlord be liable for: (a) any damage to Tenant’s or its subtenants’ telephone lines, telephones or other equipment connected to the telecommunication lines, (b) interruption or failure of, or interference with, telephone or other service coming through the telecommunication lines to the Premises, or (e) unauthorized eavesdropping or wiretapping. All telephone and telecommunications desired by Tenant must be ordered and utilized at the sole expense of Tenant. All of Tenant’s telecommunications equipment must be and remain solely in the Premises, in accordance with this Lease and with the rules and regulations adopted by Landlord from time to time.

          Any and all telecommunications lines and equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant must be removed before the expiration or earlier termination of this Lease, by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole and reasonable cost, with such cost to be paid as Additional Rent. However, Landlord will have the right, upon written notice to Tenant given no later than 30 days before the expiration or earlier termination of this Lease, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against rent, any and all telecommunication lines and related infrastructure, or selected components thereof, other than Tenant’s telephone and communications equipment, whether located in the Premises or elsewhere in the Project. Tenant covenants and agrees that at the termination or expiration of this Lease, Tenant will be the sole owner of such telecommunication lines and related equipment and infrastructure, such that if Landlord elects to require such telecommunication lines and related equipment and infrastructure to remain in place, Landlord will become the sole owner thereof upon expiration or termination of this Lease; Tenant further covenants that such telecommunication lines and related equipment and infrastructure will be free of all liens and encumbrances, and that such telecommunication lines will be in good condition, working order. and properly labeled at each end and in each telecommunications/electrical closet and junction box. The provisions of this grammatical paragraph will survive expiration or termination of this Lease.

          If Tenant wishes at any time to utilize the services of a telecommunications provider whose equipment is not then servicing the Building, no such provider will be permitted to install its lines or other equipment within the Building or on the Project without first securing the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided that such installation does not require any infrastructure modifications to the Building or the Property. If telecommunications equipment, wiring, and facilities installed by or at the request of Tenant within the Premises, or elsewhere within or on the Building or Project causes interference to equipment used by another party, Tenant will (i) assume all liability related to such interference, and will indemnify and hold Landlord harmless from any liabilities and claims against Landlord resulting from such interference, (ii) use reasonable efforts, and cooperate with Landlord and other parties, to promptly eliminate such interference, (iii) if Tenant is unable to promptly eliminate such interference, substitute alternative equipment which remedies the situation, and (iv) if such interference persists, discontinue the use of the equipment causing such interference and, at Landlord’s reasonable discretion, remove such equipment.

          U.          Waiver. Notwithstanding the foregoing, Landlord is not and will not be obligated to provide a security guard or any other security services for the Property. Under no circumstances will Landlord or its managing agent or their respective agents or employees be liable for, and Tenant waives all claims with respect to, (a) any damages, injuries or losses sustained by Tenant or any occupant of the Premises or their respective agents, employees, licensees or invitees, including any property or consequential damages, resulting from Landlord’s failure to provide security or adequate security for the Property, or (b) losses due to theft or burglary, or (c) the damages done by unauthorized persons on the Premises and neither will Landlord be required to insure against any such losses. Tenant will cooperate fully in Landlord’s efforts to maintain security in the Project and will follow all rules and regulations promulgated by Landlord with respect thereto.

34. Entire Agreement

         This Lease, including the following Exhibits:

Exhibit A - Outline and Location of Premises

Exhibit B - Rules and Regulations

Exhibit C - Payment of Basic Costs

Exhibit D - Work Letter Agreement

Exhibit E - Commencement Letter (Sample)

Exhibit F - Form of Subordination, Non-Disturbance and Attornment Agreement

Exhibit G - Form of Letter of Credit

Exhibit H - Outline and Location of Offer Space

Exhibit I - Installation Standards

constitutes the entire agreement between the parties hereto with respect to the subject matter of this Lease and supersedes all prior agreements and understandings between the parties related to the Premises, including all lease proposals, letters of intent and similar documents. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease which alone fully and completely expresses the agreement of the parties, neither party relying upon any statement or representation not embodied in this Lease. This Lease may be modified only be a written agreement signed by Landlord and Tenant. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, all of which are hereby waived by Tenant, and that there are no warranties which extend beyond those expressly set forth in this Lease.

35.	LIMITATION OF LIABILITY

          EXCEPT TO THE EXTENT SPECIFICALLY ADDRESSED HEREIN, TENANT SHALL NOT HAVE THE RIGHT TO AN ABATEMENT OF RENT OR TO TERMINATE THIS LEASE AS A RESULT OF LANDLORD’S DEFAULT AS TO ANY COVENANT OR AGREEMENT CONTAINED IN THIS LEASE OR AS A RESULT OF THE BREACH OF ANY PROMISE OR INDUCEMENT IN CONNECTION HEREWITH, WHETHER IN THIS LEASE OR ELSEWHERE AND TENANT HEREBY WAIVES SUCH REMEDIES OF ABATEMENT OF RENT AND TERMINATION. TENANT HEREBY AGREES THAT TENANT’S REMEDIES FOR DEFAULT HEREUNDER OR IN ANY WAY ARISING IN CONNECTION WITH THIS LEASE INCLUDING ANY BREACH OF ANY PROMISE OR INDUCEMENT OR WARRANTY, EXPRESSED OR IMPLIED, SHALL BE LIMITED TO SUIT FOR DIRECT AND PROXIMATE DAMAGES PROVIDED THAT TENANT HAS GIVEN THE NOTICES AS HEREINAFTER REQUIRED. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD TO TENANT FOR ANY DEFAULT BY LANDLORD UNDER THIS LEASE SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE BUILDING AND THE PROPERTY AND TENANT AGREES TO LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING AND THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT AGAINST THE LANDLORD, IT BEING INTENDED THAT LANDLORD SHALL NOT BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. TENANT HEREBY COVENANTS THAT, PRIOR TO THE FILING OF ANY SUIT FOR DIRECT AND PROXIMATE DAMAGES, IT SHALL GIVE LANDLORD AND ALL MORTGAGEES WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES OR DEED OF TRUST LIENS ON THE PROPERTY, BUILDING OR PREMISES (“LANDLORD MORTGAGEES”) NOTICE AND REASONABLE TIME TO CURE ANY ALLEGED DEFAULT BY LANDLORD.

36.	Letter of Credit

          A.          The cash security deposit in the amount of the required Security Deposit which is initially $350,000, as set forth in Section 1.G of this Lease, shall be delivered to by Tenant to Landlord contemporaneously with Tenant’s execution and delivery of this Lease. On or before the date which is 45 days after this Lease is fully executed by Landlord and Tenant, Tenant will deliver to Landlord an irrevocable letter of credit payable in Somerset, New Jersey issued for the benefit of the Landlord by a bank at all times having a C rating or better in Fitch’s, and otherwise satisfactory to Landlord, in the amount of the required Security Deposit as set forth in Section 1.G of this Lease. The letter of credit will be irrevocable for the term thereof and will provide that it is automatically renewable for a period ending not earlier than 60 days after the expiration of the Lease Term without any action whatsoever on the part of Landlord. However, the issuing bank will have the right not to renew said letter of credit on written notice to Landlord given not less than 30 days before the expiration of the then current term thereof (it being understood, however, that the privilege of the issuing bank not to renew said letter of credit will not, in any event, diminish the obligation of Tenant to maintain such irrevocable letter of credit with Landlord through the date which is thirty (30) days after the expiration of the Lease Term). Tenant must be the applicant of the letter of credit. Upon receipt of a letter of credit from Tenant in conformance with the terms of Section 36.8, the balance of the cash Security Deposit shall be returned by Landlord to Tenant.

B. The letter of credit must be issued by a bank satisfactory to Landlord, must be in the form of Exhibit G, and must provide, among other things, in effect that:

          (1)          Landlord, or its then managing agent, will have the right to draw down an amount up to the face amount of the letter of credit upon the presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) statement that the drawer is entitled to draw upon the letter of credit pursuant to this Lease, it being understood that if Landlord or its managing agent is a corporation, partnership or other entity, then such statement will be signed by an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity);

          (2)          The letter of credit will be honored by the issuing bank within 1 business day after presentment, without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement;

          (3)          In the event of a transfer of Landlord’s interest in the Building, Landlord will have the right to transfer the letter of credit to the transferee without the payment of any transfer fees, and thereupon the Landlord will, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of said letter of credit to a new Landlord. Landlord agrees to promptly notify Tenant of any such transfer; and

          (4)          If the expiration date of the letter of credit is a day on which the issuer’s offices are closed for any reason other than a force majeure event, the expiration date shall automatically be extended to the next day that the issuer’s offices are open. If the expiration date is a day on which the issuer’s offices are closed because of a force majeure event, the expiration date shall automatically be extended to the 30th calendar day on which the issuer’s offices are open following such interruption.

          C.          Landlord may draw upon the letter of credit if Tenant has failed to fulfill one or more of its obligations under this Lease. If, as a result of any such application of all or any part of such security, the amount secured by the letter of credit is less than the amount of the required Security Deposit as set forth in Section 1(G) of this Lease (or such reduced amount as may be permitted by Section 36,F), Tenant will forthwith provide Landlord with an additional sum either in cash or letter(s) of credit (which form shall be in Tenant’s option), in an amount equal to the deficiency.

          D.          Tenant further covenants that it will not assign or encumber said letter of credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

          E.          Without limiting the generality of the foregoing, if the letter of credit expires earlier than 30 days after the expiration of the Lease Term, or the issuing bank notifies Landlord that it will not renew the letter of credit, Landlord will accept a renewal thereof or substitute letter of credit (such renewal or substitute letter of credit to be in effect not later than 30 days prior to the expiration thereof), irrevocable and automatically renewable as above provided to 30 days after the end of the Lease Term upon the same terms as the expiring letter of credit or such other terms as may be acceptable to Landlord. However, (i) if the letter of credit is not timely renewed or a substitute letter of credit is not timely received, or (ii) if Tenant fails to maintain the letter of credit in the amount and terms set forth in this Section 36, Tenant, at least 30 days before the expiration of the letter of credit, or immediately upon its failure to comply with each and every term of this Paragraph 36, must deposit with Landlord cash security in the amounts required by, and to be held subject to and in accordance with, all of the terms and conditions set forth in Section 6 hereof, failing which the Landlord may present such letter of credit to the bank, in accordance with the terms of this Section 36, and the entire sum secured thereby will be paid to Landlord, to be held by Landlord as provided in this Section 36 and as provided in Section 6 hereof.

          F.          If and so long as no Event of Default exists and no condition exists which, with the giving of notice or passage of time of both, would constitute an Event of Default, as of the dates set forth below, then Landlord will permit the required amount of the required Security Deposit to be reduced beginning on the applicable dates set forth as follows:

Date on Which the Amount of the Security Deposit May Be Reduced	Amount of Security Deposit Required

Fourth anniversary of the Commencement Date	$250,000

Fifth anniversary of the Commencement Date	$150,000

In addition to the foregoing, if at any time during the Lease Term Tenant achieves a “BBB” rating from Moody’s or Standard and Poor’s, the Security Deposit may be reduced to $0; provided however, that if at any time thereafter Tenant fails to maintain such “BBB” rating, and the Security Deposit has been so reduced, Tenant shall immediately deposit with Landlord the amount of the Security Deposit that would have been required under this Lease had such rating never been achieved. If the amount of the required Security Deposit is reduced pursuant to the foregoing, Tenant will request in writing that Landlord return the excess cash Security Deposit (if any) held by Landlord, and Tenant will have sole responsibility for causing the amount of the letter credit to be reduced in accordance with this Section. Landlord agrees to cooperate with Tenant to achieve such reduction, subject to the terms and conditions as set forth in this Section.

          G.          In the event that Tenant fails to timely deliver the letter of credit as described in Section 36A Landlord shall be entitled to recover from Tenant, as liquidated damages, an amount equal to $1,000 per month (prorated for any partial month) that Tenant fails to deliver the letter of credit commencing on the day immediately following the date on which said letter of credit was due. The liquidated damages set forth in this Section are intended as a reasonable estimate of Landlord’s damages due to Tenant’s failure to deliver the letter of credit and as a settlement of the actual damages that might arise because of such failure. The parties agree that these damages are reasonable, bear significant relation to the actual damages that Landlord might sustain, which damages Tenant and Landlord agree would be uncertain and difficult to prove, and are not a penalty for Tenant’s failure to perform. The acceptance by Landlord of the liquidated damages set forth above shall not be deemed permission for Tenant to continue to violate the provisions of this Lease by not delivering the letter of credit, and shall not preclude Landlord from seeking any other remedy for such violation, which Landlord may pursue at any time while the violation continues.

37. Renewal Option

          Subject to the provisions set forth below, the Lease Term may be renewed, at the option of Tenant, for two (2) additional periods of 60 months each (each individually referred to as a “Renewal Term”, and collectively referred to as the “Renewal Terms”). Each Renewal Term will be upon the same terms, covenants and conditions contained in this Lease, excluding the provisions of Section 38 of this Lease and excluding the Work Letter Agreement, and except for the amount of Base Rent payable during each Renewal Term. Any reference in this Lease to the “Lease Term” will be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant will be deemed to have accepted the Premises in “as-is” condition as of the commencement of each Renewal Term, it being understood that Landlord will have no obligation to renovate or remodel the Premises or any portion of the Building as a result of Tenant’s renewal of this Lease. Tenant will have no renewal option beyond the second aforesaid 60-month period.

          A.          The initial Base Rent during each Renewal Term for the Premises will be at a rate equal to the then prevailing market rate for renewals as reasonably determined by Landlord for tenants with creditworthiness similar to that of Tenant, for comparable space in the Building, and for a term equal or comparable to such Renewal Term. The Base Rent will increase by fixed amounts on each anniversary of the commencement of such Renewal Term based on prevailing market Base Rent increases applicable at the commencement of such Renewal Term, as reasonably determined by Landlord. Tenant’s obligation to pay Tenant’s Pro Rata Share of Basic Costs in excess of Basic Costs for the Base Year will continue during each Renewal Term. The Base Year for the Renewal Term will be adjusted to be the calendar year in which the Renewal Term commences.

          B.          Such option to renew will be exercised by Tenant by delivering an initial nonbinding notice to Landlord no later than 12 months prior to the Expiration Date of the initial Lease Term or the first Renewal Term, as the case may be, and not earlier than 60 days before such date, in which Tenant expresses its intention to exercise such option to renew. Within 30 days after receiving Tenant’s initial nonbinding notice, Landlord will notify Tenant (“Landlord’s Notice”) of Landlord’s calculation of (i) the initial prevailing market rate of Base Rent for the Premises as defined above, which calculation will reflect the market rate that would be payable per annum for a term commencing on the first day of such Renewal Term, and (ii) the prevailing market rate of increase in Base Rent, if any, applicable for such Renewal Term. If Tenant fails to give its initial nonbinding notice of intent to exercise its option to renew when due as provided in this Section 37, time being of the essence, Tenant will irrevocably be deemed to have waived such option, and any further option, to renew. Such calculation by Landlord will be final and will not be recalculated at the actual commencement of such Renewal Term (if any).

          C.          Within 15 days after Landlord delivers Landlord’s Notice, Tenant will deliver to Landlord a final binding notice in which Tenant (i) elects to renew this Lease and accepts the terms stated in Landlord’s Notice, or (ii) declines to renew the Lease Term, or the first Renewal Term, as the case may be, in which case Tenant’s rights under this Section 37 will be null and void; If Tenant fails to notify Landlord within the 15-day period described above (after having given its initial nonbinding notice within the required time), time being of the essence, then Tenant will conclusively be deemed to have elected not to renew this Lease on the terms set forth in Landlord’s Notice and in this Section 37. After Tenant delivers its binding notice exercising its option to renew, Landlord will deliver to Tenant an amendment to this Lease reflecting the terms of the renewal, and Tenant will execute such amendment and deliver it to Landlord within 30 days after receipt. If Tenant fails to execute and deliver to Landlord the requisite amendment to this Lease within 30 days after Landlord’s delivery of such amendment to Tenant, such failure (i) will, if Landlord so elects in Landlord’s sole and absolute discretion, render Tenant’s exercise of such option, and any further option, to renew null and void; and (ii) will, if Landlord’s so elects in Landlord’s sole and absolute discretion, constitute an Event of Default.

          D.          Tenant’s right to exercise its option to renew this Lease pursuant to this Section 37 is subject to the following conditions: (i) that on the date that Tenant delivers notice of its election to exercise its option to renew, and at the commencement of such Renewal Term, no Event of Default exists, and no condition exists which, with the giving of notice or the passage of time, or both, would constitute an Event of Default; and (ii) that Tenant has not assigned this Lease or sublet the Premises or any portion thereof, at any time during the period commencing with the date that Tenant delivers its notice to Landlord of Tenant’s exercise of such option to renew and ending on the commencement date of the

Renewal Term, or at any time prior to such period, if such assignment or sublease extends into such period.

38.	Right of First Offer

A. For purposes of this Paragraph, “Offer Space” means the space on the first floor of the Building as depicted on Exhibit H attached to this Lease.

          B.          Subject to the provisions set forth hereinafter, Tenant will have a one-time right of first offer to lease from Landlord the Offer Space. The provisions of this Section 38 will apply to all or any of the Offer Space as all or any of the Offer Space may become available for lease after the expiration of the term (including any extensions and renewals thereof) of the first lease between Landlord and the initial tenant for the Offer Space after the date hereof. However, Tenant may not exercise its rights under this Section 38 as to less than all of the Offer Space offered by Landlord.

          C.          If any portion of the Offer Space becomes available (as described above), then before leasing such space to third parties, Landlord will offer to Tenant the right to lease such Offer Space (the “Right of First Offer”). Landlord will make such offer to Tenant in a written notice (the “Offer Notice”).

          D.          If Landlord gives such Offer Notice to Tenant, then the Offer Notice will specify that Landlord is offering such space to Tenant on the same terms and conditions set forth in this Lease as applicable to the initial Premises except as otherwise set forth in this Section 38. The expiration date of the Lease Term in respect of such Offer Space will be coterminous with the Expiration Date for the initial Premises. If Tenant exercises the Right of First Offer with respect to Offer Space as set forth in this subparagraph, the Base Rent for such Offer Space will be at a rate equal to the greater of (i) the Base Rent per rentable square foot per annum then applicable to the initial Premises, increasing as and when the Base Rent increases under this Lease, and (ii) the then prevailing market rate as reasonably determined by Landlord for tenants with creditworthiness similar to that of Tenant, for comparable space in the Building, and for a term equal or comparable to the then-remaining Lease Term, with increases in fixed amounts based on prevailing-market Base Rent increases. Tenant will be deemed to have accepted the Offer Space in “as-is” condition as of the commencement of Tenant’s lease of the Offer Space, it being understood that Landlord will have no obligation to improve, renovate or remodel the Offer Space or any portion of the Building as a result of Tenant’s lease of the Offer Space; provided however that Landlord shall allow Tenant and its agents and contractors reasonable access to the Offer Space to inspect same after receipt of such Offer Notice.

          E.          Within 10 days after the effective date of Landlord’s Offer Notice, Tenant will deliver to Landlord a binding notice (“Tenant’s Notice”) in which Tenant elects to take, or not to take, the offered portion of the Offer Space. If Tenant fails to give such notice within such time, Tenant will irrevocably be deemed to have elected not to take such Offer Space. After Tenant delivers its binding notice exercising the Right of First Offer, Landlord will deliver to Tenant an amendment to this Lease reflecting the terms of the expansion, and Tenant will execute such amendment and deliver it to Landlord within 15 days after receipt. Time is of the essence with respect to the giving of Tenant’s Notice and execution of such amendment. If Tenant accepts Landlord’s offer, Tenant must accept all of the Offer Space then being offered by Landlord, and may not exercise its right with respect to only part of such space.

          F.          If Tenant at any time declines (or fails to timely accept) any Offer Space offered by Landlord, Tenant’s Right of First Offer on such space will be null and void, and Landlord will be free to lease such Offer Space described in the Offer Notice to any prospective tenant on any terms and conditions, regardless of whether the same as or different from that set forth in the Offer Notice.

          G.          The foregoing Right of First Offer may not be severed from this Lease or separately sold, assigned or transferred and is subject to the following additional conditions, namely: (i) that, at the time that Tenant exercises this Right of First Offer for any Offer Space, Tenant must not be in default of any term, covenant or obligation of this Lease after the giving of any required notice and expiration of any applicable cure period; (ii) that Tenant has not assigned this Lease or sublet any portion of the Premises, as of the date of Landlord’s delivery of the Offer Notice, or at any time prior to such date if such assignment or sublease extends to the date of such delivery; (iii) Tenant’s execution and delivery of the amendment described above; and (iv) that the Right of First Offer will expire on the 5” anniversary of the Commencement Date.

39.	Satellite Dish

          A.          Subject to the terms and conditions of this Section 39 and the other provisions of this Lease, Tenant shall have the right to install, maintain and operate, at Tenant’s sole cost, risk and expense, a satellite dish antenna and related equipment (the “Communication Dish”) to be used in connection with Tenant’s business in the Premises, provided that Tenant shall have given Landlord at least ten (10) days prior written notice of Tenant’s desire to exercise this right. Tenant agrees that (i) the Communication Dish shall be designed, installed and operated solely for the purpose of sending and receiving transmissions in connection with the business of Tenant in the Premises, at a location upon the Building (the “Antenna Premises”) subject to Landlord’s reasonable approval, in Landlord’s sole discretion, (ii) the Communication Dish shall include no more than one satellite dish antenna, and (iii) the installation and operation of the Communications Dish must conform to the Installation Standards attached hereto as Exhibit 1. Any such satellite dish antenna included in the Communication Dish shall have a reflector surface no larger than six (6) feet in diameter. During the Lease Term, Tenant shall be responsible for expenses in connection with the Antenna Premises and the Communication Dish as provided herein. Tenant agrees that, upon at least thirty (30) days prior written notice to Tenant from Landlord (which notice may be given at any time and from time to time during the Lease Term), Tenant shall relocate the Communication Dish from the then existing location of the Antenna Premises to any substitute location for the Antenna Premises reasonably designated by Landlord, in Landlord’s sole discretion, located anywhere on the Building, any adjacent real property, or any improvements located thereon so long as such a location will permit Tenant to operate the Communication Dish for its intended purposes. Tenant shall complete, at Tenant’s sole cost and expense, such relocation prior to the expiration of such thirty (30) day period and upon the expiration of such thirty (30) day period Tenant shall have no further right to use or occupy the prior location for the Antenna Premises and such substitute location designated by Landlord shall be deemed the “Antenna Premises” for all purposes thereafter under this Section 39. Tenant shall, at Tenant’s expense, repair all damage to the Building caused by the installation, maintenance or removal of the Communication Dish at any such prior locations for the Antenna Premises, unless such removal is completed as a result of Landlord requiring that the Communication Dish be relocated in which case such removal costs shall be Landlord’s sole responsibility, other than any costs incurred due to the negligent acts or omissions or the willful misconduct of Tenant.

          B.          Tenant shall have the reasonable right to access the Antenna Premises and the Communication Dish for the purpose of installing, maintaining, repairing, replacing, testing, improving and removing the Communication Dish. Prior to any installation, supplementation, improvement, removal, maintenance or other work upon the Communication Dish, in or about the Antenna Premises or on any other portion of the Building with respect to the Communication Dish, Tenant shall give Landlord written notice thereof and shall submit to Landlord its plans and specifications for such work. Without limiting any of Landlord’s rights hereunder, Tenant agrees that Landlord shall have the right to reasonably control access to the Antenna Premises as necessary to prevent access thereto by unauthorized persons or for purposes other than those expressly permitted in this Section 39. Such plans and specifications shall contain such detail and description as Landlord may reasonably require. All such work and such plans and specifications shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, delayed or conditioned. Such approval right of Landlord shall include, without limitation, the right to approve the dimensions, design, placement, installation, technical operating characteristics (including, without limitation, operating frequency, power consumption and mechanical stability) and location of the Communication Dish. In any event the Communication Dish shall be concealed from view in such manner reasonably satisfactory to Landlord and at the sole expense of Tenant. The designation of the Antenna Premises shall be made in such a way so as to not diminish the rights of the Landlord to provide telecommunication and other services to other tenants of the Building or other users of the Building designated for electromagnetic radiation transmission and reception facilities and related equipment. The Communication Dish shall be installed, at Tenant’s expense, by a contractor reasonably satisfactory to Landlord.

          C.          Tenant shall be responsible, at Tenant’s sole expense, for the installation, maintenance, operation, repair, replacement, and removal of the Communication Dish in accordance herewith, including, without limitation, the cost of all utilities and supplies. Tenant shall be responsible, at Tenant’s sole expense, for maintaining in good repair and condition the Antenna Premises. Tenant and its contractor shall have access to the roof, elevators and stairways (upon prior notice to Landlord) to maintain, repair and remove the Communication Dish as necessary. Tenant shall also be responsible for the costs of design and construction of any modification to the Building reasonably required from time to time to accommodate the Communication Dish. Tenant shall acquire in a timely manner and in any event prior to any installation or modification to the Communication Dish, all required licenses, permits and approvals of any applicable governmental authority, at Tenant’s sole cost and expense; provided that Landlord, at Tenant’s cost, will cooperate with Tenant as reasonably necessary in order to obtain such approvals. If at any time any Communication Dish is no longer being used or held for future use by Tenant, or upon the expiration or sooner termination of this Lease, or following the date Tenant vacates the Premises, then Landlord shall have the right to require that Tenant, at Tenant’s expense, remove the Communication Dish and repair all damage to the Building caused by the installation, maintenance or removal of any such Communication Dish. The Communication Dish shall remain the property of Tenant during the entire Lease Term and any renewals thereof.

          D.          Tenant shall install, operate and maintain the Communication Dish in accordance with all applicable laws, ordinances and regulations and in accordance with the reasonable requirements of Landlord’s communication and other engineering consultants and operators. The reasonable cost to Landlord of such consultants and operators utilized in reviewing any plans or work proposed by Tenant for the Communication Dish shall be paid by Tenant to Landlord promptly upon notice as Additional Rent. Tenant understands and agrees that in addition to the Antenna Premises, certain other areas in, on or around the Building or the real property adjacent thereto may also contain, at Landlord’s discretion, other communications equipment and facilities operated and/or maintained by Landlord, Landlord’s Tenants or operators, or other users of such areas permitted by Landlord. Accordingly, Tenant agrees that Tenant will not permit the Communication Dish, or Tenant’s use thereof, to become a nuisance or to interfere with such operations of Landlord, such other users of such areas, or the operations of the Building or the other tenants therein.

          E.          Tenant agrees to indemnify Landlord, its mortgagee, property manager, and their respective directors, officers, partners, employees and agents (all such persons and entities hereafter collectively called the “Listed Persons”), and hold them harmless from and against any loss, cost, claim, liability or expense (including reasonable attorneys’ fees and court costs) arising out of Tenant’s use or access to the Antenna Premises or the installation, maintenance, operation, modification or removal of the Communication Dish. Tenant shall procure and maintain in full force and effect from the commencement of installation of the Communication Dish on the Antenna Premises until the expiration of the Lease Term a policy of commercial general liability insurance against claims for bodily injury, personal injury, death, or property damage arising from Tenant’s use of or access to the Antenna Premises and the Communication Dish; such insurance must otherwise comply with the provisions of Section 39 of this Lease.

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in multiple original counterparts as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:

I & G Garden State, L.L.C.

		By:	Jones Lang LaSalle Americas, Inc., its agent

By:	/s/ Laura E. Haas	By:	/s/ Jonathan A. Meisel

	Name: Laura E. Haas		Name: Jonathan A. Meisel
	Title: Leasing Associate		Title: Executive Vice President
Date: March 14, 2007

WITNESS/ATTEST:		TENANT:

Alfacell Corporation

By:	/s/ Lawrence A. Kenyon	By:	/s/ Kuslima Shogen

	Name: Lawrence A. Kenyon		Name: Kuslima Shogen
	Title: Executive VP and CFO		Title: Chairman and CEO
Date: March 14, 2007

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

A-1

EXHIBIT B

RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the, Premises, the Building, the parking garage associated therewith (if any), the Property and the appurtenances thereto:

          1.          Sidewalks, entrances, passageways, courts, corridors, vestibules, halls, elevators and stairways in and about the Building shall not be obstructed nor shall objects be placed against glass partitions, doors or windows which would be unsightly from the Building’s corridors from the exterior of the Building.

          2.          Plumbing, fixtures and appliances shall be used for only the purpose for which they were designed and no foreign substance of any kind whatsoever shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid for by Tenant and Landlord shall not in any case be responsible therefor.

          3.          Any sign, lettering, picture, notice, advertisement installed within the Premises which is visible from the public corridors within the Building shall be installed in such manner, and be of such character and style, as Landlord shall approve, in writing in its reasonable discretion. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or door or in a position to be visible from outside the Building. No nails, hooks or screws (except for customary artwork or wall hangings) shall be driven or inserted into any part of the Premises or Building except by Building maintenance personnel, nor shall any part of the Building be defaced or damaged by Tenant.

          4.          Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys and passes shall be returned to Landlord at the expiration or earlier termination of this Lease.

          5.          Tenant shall refer all contractors, contractors representatives and installation technicians for Landlord for Landlord’s supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building including, but not limited to installation of telephones, telegraph equipment, electrical devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, window trim, ceilings, equipment and any other physical portion of the Building. Tenant shall not waste electricity, water or air conditioning. All controls shall be adjusted only by Building personnel.

          6.          Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to hours designated by Landlord. Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of such activity. If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord. Landlord may prohibit any article, equipment or any other item from being brought into the Building. Tenant is to assume all risk for damage to articles moved and injury to persons resulting from such activity. If any equipment, property and/or personnel of Landlord or of any other tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.

          7.          All corridor doors, when not in use, shall remain closed. Tenant shall cause all doors to the Premises to be closed and securely locked before leaving the Building at the end of the day.

          8.          Tenant shall keep all electrical and mechanical apparatus owned by Tenant free of vibration, noise and airwaves which may be transmitted beyond the Premises.

          9.          Canvassing, soliciting and peddling in or about the Building or Property is prohibited. Tenant shall cooperate and use its best efforts to prevent the same.

          10.        Tenant shall not use the Premises in any manner which would overload the standard heating, ventilating or air conditioning systems of the Building.

          11.        Tenant shall not utilize any equipment or apparatus in such manner as to create any magnetic fields or waves which adversely affect or interfere with the operation of any systems or equipment in the Building or Property.

          12.        Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

          13.        Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusements devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees, and then only if such operation does not violate the lease of any other tenant in the Building.

          14.        Tenant shall utilize the termite and pest extermination service designated by Landlord to control termites and pests in the Premises. Except as included in Basic Costs, Tenant shall bear the cost and expense of such extermination services.

          15.        Tenant shall not open or permit to be opened any window in the Premises. This provision shall not be construed as limiting access of Tenant to any balcony adjoining the Premises.

          16.        To the extent permitted by law, Tenant shall not permit picketing or other union activity involving its employees or agents in the Building or on the Property, except in those locations and subject to time and other constraints as to which Landlord may give its prior written consent, which consent may be withheld in Landlord’ sole discretion.

          17.        Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, with respect to the Premises, the Building, the Property and their respective use or occupancy thereof. Tenant shall not make or permit any use of the Premises, the Building or the Property, respectively, which is directly or indirectly forbidden by law, ordinance, governmental regulation or order, or direction of applicable public authority, or which may be dangerous to person or property.

          18.        Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises, the Building or the Property; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

          19.        All deliveries to or from the Premises shall be made only at times, in the areas and through the entrances and exits designated for such purposes by Landlord. Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other tenant of its premises or any common areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

          20.        Tenant shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

          21.        Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, its occupants, entry and use, or its contents. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements thereto.

          22.        Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s opinion may tend to impair the reputation of the Building or its desirability for Landlord or its other tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

          23.        Neither Tenant nor any of its employees, agents, contractors, invitees or customers shall smoke in any area designated by Landlord (whether through the posting of a “no smoking” sign or otherwise) as a “no smoking” area. In no event shall Tenant or any of its employees, agents, contractors, invitees or customers smoke in the hallways or bathrooms of the Building. Landlord reserves the right to designate, from time to time, additional areas of the Building and the Property as “no smoking” areas and to designate the entire Building and the Property as a “no smoking” area.

EXHIBIT C

PAYMENT OF BASIC COSTS

          A.          During each calendar year, or portion thereof, falling within the Lease Term, Tenant shall pay to Landlord as Additional Rent hereunder Tenant’s Pro Rata Share of the amount by which (a) Basic Costs (as defined below) for the applicable calendar year exceeds Basic Costs for the Base Year (as defined in this Lease). In no event shall the amount required to be paid by Tenant with respect to Basic Costs for any calendar year during the Lease Term be less than zero. Prior to January 1 of each calendar year during the Lease Term, or as soon thereafter as practical, Landlord shall make a good faith estimate of Basic Costs for the applicable full or partial calendar year and Tenant’s Pro Rata Share thereof. On or before the first day of each month during such calendar year commencing on January 1, 2008, Tenant shall pay Landlord, as Additional Rent, a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the amount by which Basic Costs for such calendar year will exceed Basic Costs for the Base Year. Landlord shall have the right from time to time during any such calendar year to revise the estimate of Basic Costs for such year and provide Tenant with a revised statements therefor (provided, however, Landlord agrees that Landlord shall not issue a revised statement more than twice in any calendar year), and thereafter the amount Tenant shall pay each month shall be based upon such revised estimate. If Landlord does not provide Tenant with an estimate of the Basic Costs by January 1 of any calendar year, Tenant shall continue to pay a monthly installment based on the previous year’s estimate until such time as Landlord provides Tenant with an estimate of Basic Costs for the current year. Upon receipt of such current year’s estimate, an adjustment shall be made for any month during the current year with respect to which Tenant paid monthly installments of Additional Rent based on the previous year’s estimate. Tenant shall pay Landlord for any underpayment on the same day that the next monthly installment of Base Rent is due. Any overpayment in excess of the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment(s) of Additional Rent next coming due under this Lease. Any overpayment in an amount equal to or less than the equivalent of one (1) month’s Base Rent shall, at Landlord’s option, be refunded to Tenant or credited against the installment of Additional Rent due for the month immediately following the furnishing of such estimate. Any amount paid by Tenant based on any estimate shall be subject to adjustment pursuant to Paragraph A below, when actual Basic Costs are determined for such calendar year.

          B.          As soon as is practical following the end calendar year during the Lease Term, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs for the previous calendar year. If for any calendar year the Additional Rent collected for the prior year, as a result of Landlord’s estimate of Basic Costs, is in excess of Tenant’s Pro Rata Share of the amount by which Basic Costs for such prior year exceeds Basic Costs for the Base Year, then Landlord shall, within 30 days after determination of such amount, refund to Tenant any overpayment (or at Landlord’s option apply such amount against tile next amount of Additional Rent due or to become due hereunder). Likewise, Tenant shall pay to Landlord, after notice to Tenant, on the same day that the next monthly installment of Base Rent is due, any underpayment with respect to the prior year whether or not this Lease has terminated prior to receipt by Tenant of a statement for such underpayment, it being understood that this clause shall survive the expiration of this Lease.

          C.          Basic Costs shall mean all direct and indirect costs, expenses paid and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in each calendar year in connection with operating, maintaining, repairing, owning and managing the Building and the Property including but not limited to, the following:

               (1)          All labor costs for all persons performing services required or utilized in connection with the operation, repair, replacement and maintenance of and control of access to the Building and the Property, including but not limited to amounts incurred for wages, salaries and other compensation for services, professional training, payroll, social security, unemployment and other similar taxes, workers’ compensation insurance, uniforms, training, disability benefits, pensions, hospitalization, retirement plans, group insurance or any other similar or like expenses or benefits.

               (2)          All management fees, the cost of equipping and maintaining a management office at the Building, accounting services, legal fees not attributable to leasing and collection activity, and all other administrative costs relating to the Building and the Property.

(3) All Rent and/or purchase costs of materials, supplies, tools and equipment used in the operation, repair, replacement and maintenance and the control of access to the Building and the Property.

               (4)          All amounts charged to Landlord by contractors and/or suppliers for services, replacement parts, components, materials, equipment and supplies furnished in connection with the operation, repair, maintenance, replacement and control of access to any part of the Building, or the Property generally, including the heating, air conditioning, ventilating, plumbing. electrical, elevator and other systems and equipment of the Building and the parking areas. At Landlord’s option, major repair items may be amortized over a period of up to five (5) years.

               (5)          All premiums and deductibles paid by Landlord for fire and extended insurance coverage, earthquake and extended coverage insurance, liability and extended coverage insurance, Rent loss insurance, elevator insurance, boiler insurance and other insurance customarily carried from time to time by landlords of comparable office buildings or required to be carried by Landlord’s mortgagee.

(6) Charges for all utilities, including but not limited to water, electricity, gas and sewer.

               (7)          “Taxes”, which for purposes hereof, shall mean (a) all real estate, city, county, village, school and transit taxes, charges and assessments assessed, levied, imposed on the Property, the Building or the Premises, whether general or specific, ordinary or extraordinary, foreseen or unforeseen, and taxes, charges and assessments levied in substitution or supplementation in whole or in part thereof, (b) all personal property taxes for the Building’s personal property, including license expenses, (c) all taxes imposed on services of Landlord’s agents and employees, (d) all sales, use or other tax, excluding state and/or federal income tax now or hereafter imposed by any governmental authority upon Rent received by Landlord, (e) all other taxes, fees, charges or assessments now or hereafter levied by any governmental or other taxing authority on the Property, the Building or its contents or on the operation and use thereof (except as relate to specific tenants), and (f) all costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Landlord to challenge the tax valuation of the Building, but excluding income taxes. Estimates of real estate taxes and assessments for any calendar year during the Lease Term shall be determined based on Landlord’s good faith estimate of the real estate taxes and assessments. Taxes and assessments hereunder are those accrued with respect to such calendar year, as opposed to the real estate taxes and assessments paid or payable for such calendar year.

(8) All landscape expenses and costs of repairing, resurfacing and striping of the parking areas of the Property.

               (9)          Cost of all maintenance service agreements, including those for equipment, alarm service, window cleaning, drapery or mini-blind cleaning, janitorial services, metal refinishing, pest control, uniform supply, landscaping and any parking equipment.

               (10)        Cost of all other repairs, replacements and general maintenance of the Property and Building neither specified above nor directly billed to tenants, including the cost of maintaining all interior Common Areas including lobbies, multi-tenant hallways, restrooms and service areas.

               (11)        The amortized cost of capital improvements made to the Building or the Property which are (a) primarily for the purpose of reducing operating expense costs or otherwise improving the operating efficiency of the Property or Building (“Cost Saving Capital Improvements”); or (b) required to comply with any laws, rules or regulations of any govern-mental authority or a requirement of Landlord’s insurance carrier (“Required Capital Improvements”). The cost of any such capital improvement shall be amortized over the useful life of such capital improvement, and shall, at Landlord’s option, include interest at a rate that is reasonably equivalent to the interest rate that Landlord would be required to pay to finance the cost of the capital improvement in question as of the date such capital improvement is performed.

               (12)        Any other charge or expense of any nature whatsoever Which, in accordance with general industry practice with respect to the operation of a first class office building, would be construed as an operating expense.

          D.          Basic Costs shall not include:

(1) repairs and general maintenance paid from proceeds of insurance or by a tenant or other third parties, and alterations attributable solely to individual tenants of the Property.

(2) the cost of capital improvements (except as above set forth). Capital improvements are more specifically defined as:

               (i)          Costs incurred in connection with the original construction of the Property or with any major changes to same, including but not limited to, additions or deletions of corridor extensions, renovations and improvements of the Common Areas beyond the costs caused by normal wear and tear, and upgrades or replacement of major Property systems; and

(ii) Costs of correcting defects (including latent defects), including any allowances for same, in the construction of the Property or its related facilities; and

               (iii)        Costs incurred in renovating or otherwise improving, designing, redesigning, decorating or redecorating space for tenants or other occupants of the Property or other space leased or held for lease in the Property; and

               (iv)        The cost of any repairs, alterations, additions, charges, replacements and other items not specifically permitted to be included under Paragraph C and which, under generally accepted accounting principles, consistently applied, are properly classified as capital expenditures.

(3) Depreciation and amortization except for that attributable to Cost Saving Capital Improvements and Required Capital Improvements.

(4) Any interest payments incurred by Landlord (except as provided above with respect to the amortization of capital improvements).

(5) Real estate brokers’ commissions or compensation and other expenses (including, without limitation, appraisal, architectural, space planning or engineering services)

incurred in leasing or procuring tenants and attorneys’ fees, costs and disbursements and other expenses incurred in connection with tenant leases, including, disputes with or enforcement actions against any tenant.

               (6)          Principal or interest payments on loans secured by mortgages or trust deeds on the Building (except interest on any Cost Saving Capital Improvements or Required Capital Improvements), or lease rentals paid or payable on any ground or underlying lease or expenses, fees and transaction costs (including, without limitation, legal fees) incurred in obtaining such loans or ground or underlying leases.

               (7)          Any interest or penalty charges incurred by Landlord due to the violation of any law or failure to pay obligations of the Landlord before they become delinquent (regardless of whether the payment of such obligations is reimbursed through Basic Costs).

               (8)          All expenses for which Landlord has received any reimbursement to the extent of such reimbursement including, without limitation, reimbursements from Tenant or other tenant (such as reimbursement for repairs) or pursuant to contractor’s or other warranties or condemnation, other than matters paid as additional rent or rent adjustment or other tax or expense pass-through or escalation expressly provided for in a tenant lease.

               (9)          Costs incurred by the Landlord (i) to comply with any existing environmental laws (ii) in connection with the removal, abatement, containment or remediation of asbestos, asbestos containing material, or any other Environmental Pollutant from the Building, and (iii) to remove freon or other CFCs from the Building HVAC.

               (10)         Payments in respect of profit to parties related to Landlord for services, supplies or materials to the extent that the cost of such services, supplies or materials exceeds the cost that would have been paid had such services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis.

               (11)         Executive salaries above the grade of “General Manager” and salaries of off-site management personnel except for the pro rata portion of the salaries of off-site management personnel attributable to time actually spent by such personnel at the Building in connection with the management thereof.

(12) Charitable or political contributions.

(13) Local, state or federal income taxes based on Landlord’s net income; and franchise, estate or inheritance taxes.

               (14)         Any on-site management or other fees paid to an agent which is related to Landlord to the extent such fees are in excess of the then current market rate for customary management fees for projects similar to the Building.

               (15)         Costs (including permit, license and inspection fees) incurred by the Landlord in connection with any construction which Landlord is obligated to perform pursuant to the Work Letter Agreement or under any other tenant leases and the cost of correcting defects in such construction or in the elements of the Building (including, without limitation, the utility systems) or in the Building equipment (as opposed to the cost of normal repair, materials and equipment installed in the Building in light of their specifications).

(16) Attorneys’ fees, costs and disbursements and other expenses incurred in connection with any matters related to Landlord which are not related to the maintenance,

operation or repairing of the Building including, without limitation, any matter related to (i) the formation and continued existence of Landlord, (ii) any loans to Landlord relating to the Building, (iii) tenant leases, including, without limitation, negotiations with prospective tenants or disputes with or enforcement actions against any tenant, and (iv) the defense of Landlord’s title to or interest in the Building.

          E.          If the Building and the other buildings Landlord operates in conjunction therewith are is not at least ninety-five percent (95%) occupied, in the aggregate, during any calendar year-of the Lease Term or if Landlord is not supplying services to at least ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings at any time during any calendar year of the Lease Term, actual Basic Costs for purposes hereof shall, at Landlord’s option, be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings during such year. If Tenant pays for its Pro Rata Share of Basic Costs based on increases over a “Base Year” and Basic Costs for any calendar year during the Lease Term are determined as provided in the foregoing sentence, Basic Costs for such Base Year shall also be determined as if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings. Any necessary extrapolation of Basic Costs that are affected by changes in the occupancy of the Building and such other buildings (including, at Landlord’s option, Taxes) shall be made the cost that would have been incurred if the Building and such other buildings had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Approximate Rentable Area of the Building and such other buildings.

          F.          Tenant shall have the right, exercised by written notice received by Landlord within 30 days after Tenant’s receipt of the annual statement of Basic Costs, to audit or cause to be audited, by an auditor selected by Tenant and reasonably satisfactory to Landlord, Landlord’s books and records in respect of Basic Costs for the fiscal year or portion thereof falling within the Lease Term.Such auditor must be an independent nationally recognized full service public accounting firm that is not being compensated on a contingency fee basis for the audit. The cost of such audit will be borne solely by Tenant unless, in connection with the audit, it is demonstrated that Landlord overstated Basic Costs by 5% or more in the aggregate (after netting any understated line items against overstated line items), in which case Landlord will reimburse Tenant for Tenant’s reasonable, actual out-of-pocket costs paid to unrelated third parties for performing the audit (which costs will not exceed the amount repaid or credited to Tenant). Unless Tenant takes written exception of any item in any such statement within such 30-day period, such statement will be considered as final and accepted by Tenant. The audit must be performed during normal business hours at the Building Manager’s office and must be completed within 120 days after Tenant’s receipt of such annual statement of Basic Costs. The cost of such audit will be borne solely by Tenant. As a condition precedent to Tenant’s right to dispute the Operating Expenses billed by Landlord pursuant to this Paragraph F, Tenant must pay the total amount billed by Landlord hereunder within the time stipulated in this Lease. Landlord will refund the amount (or apply such amount as a credit to rent), if any, due Tenant within 30 days after completion of the audit. In connection with any such audit, the following confidentiality provisions will apply:

          (1)          All of the information obtained through Tenant’s audit with respect to financial matters (including, without limitation, costs, expenses, income) and any other matters pertaining to the Landlord or the Property as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit will be held in strict confidence by the Tenant and its officers, agents, and employees; and Tenant will cause its auditor and any of its officers, agents, and employees to be similarly bound pursuant to subparagraph (2) below.

          (2)          As a condition precedent to Tenant’s exercise of its right to audit, Tenant must deliver to Landlord a signed confidentiality covenant from the auditor in the form and substance satisfactory to Landlord.

          (3)          Tenant understands and agrees that this provision is of material importance to the Landlord and that any violation of the terms of this provision will result in immediate and irreparable harm to the Landlord. Landlord will have all rights allowed by law or equity if Tenant, its officers, agents, or employees or the auditor violate the confidentiality provisions of this Paragraph F, including, without limitation, the right to terminate Tenant’s right to audit in the future pursuant to this Paragraph F. Tenant will indemnify, defend upon request, and hold Landlord harmless from and against all costs, damages, claims; liabilities, expenses, losses, court costs, and attorneys’ fees suffered by or claimed against Landlord, based in whole or in part upon the breach of this Paragraph F by Tenant or its auditor; and will cause its auditor to be similarly bound under a signed confidentiality covenant from the auditor in the form and substance satisfactory to Landlord.

The obligations contained in this Paragraph F will survive the expiration or earlier termination of this Lease.

EXHIBIT D

WORK LETTER

1.          PLANNING. Tenant will engage an interior office space planner (“Space Planner”), subject to Landlord’s prior written approval. Tenant will deliver to Landlord or Landlord’s architect (the “Architect”) by April 9, 2007, a space plan, subject to Landlord’s written approval (the “Space Plan”) prepared by the Space Planner for improving the Premises, and will cause the Space Planner to devote such time in consultation with Landlord and the Architect as Landlord deems necessary to furnish to Landlord or the Architect by such date such other information relative to the Premises as Landlord may deem necessary to enable the Architect to commence on or before such date architectural plans and specifications (the “Proposed Architectural Plans”) for improving the Premises. The information to be furnished by Tenant and the Space Planner to the Architect will include but not be limited to:

a.	Special loading, such as the location of file cabinets or special equipment.

b.	Openings in the walls or floors.

c.	Special electrical, air conditioning or plumbing work.

d.	Location and dimensions of telephone equipment rooms, and telephone and electrical outlets.

e.	Partitions - locations and type, including doors and non-Building Standard hardware.

f.	Special cabinet work or other millwork items.

g.	Variations to standard ceiling heights.

h.	Color selection of painted areas.

i.	Selection of floor covering and any special wall covering.

Within 5 business days after the Proposed Architectural Plans have been submitted to Tenant, Tenant agrees to provide the Architect with Tenant’s (a) written approval of such Proposed Architectural Plans and to redeliver the Proposed Architectural Plans to the Architect for submission to Landlord for Landlord’s final approval, or (b) written disapproval of such Proposed Architectural Plans stating in detail the reasons for such disapproval and the corrections necessary, and to redeliver the Proposed Architectural Plans to the Architect for revision. Tenant’s approval of the Proposed Architectural Plans will not be unreasonably withheld. If Tenant so disapproves such Proposed Architectural Plans, the Architect will modify the Proposed Architectural Plans, taking into account the reasons given by Tenant for disapproval, and will submit the revised Proposed Architectural Plans to Tenant for approval. Within 3 business days after the revised Proposed Architectural Plans have been submitted to Tenant, Tenant agrees to provide the Architect with Tenant’s written approval of such revised Proposed Architectural Plans and to redeliver the Proposed Architectural Plans to the Architect for submission to Landlord for Landlord’s final approval. If (i) Tenant fails to deliver the Space Plan by the required date or fails to furnish the Architect with all necessary information so that Architect can commence the Architectural Plans on or before the date specified above, or (ii) Tenant fails to redeliver the Proposed Architectural Plans with Tenant’s approval (or disapproval, with reasons stated) to the Architect within such 5 business day period, or (iii) after the Architect’s revision of the Proposed Architectural Plans at Tenant’s request, Tenant fails to redeliver the revised Proposed Architectural Plans with Tenant’s approval to the Architect within such 3 business day period, such failure will constitute a Delay (as defined in Section 3.A of the foregoing Lease).

After final approval of the Proposed Architectural Plans by Landlord (as so approved, the “Approved Architectural Plans”), Landlord will cause such Approved Architectural Plans to be delivered to the Landlord’s engineer (the “Engineer”) for the preparation of final mechanical and electrical plans and specifications (the “Engineering Plans”; the Approved Architectural Plans and the Engineering Plans are referred to collectively as the “Plans”). For purposes of this Work Letter, “Landlord’s Work” means: (A) purchase and installation of the improvements and items of work shown on the Plans, and (B) any demolition, preparation or other work required in connection therewith. However, Landlord’s Work will exclude the purchase and installation of all work stations, furniture, trade fixtures and equipment, and will exclude the purchase and installation of all telephone, voice/data and computer cables, conduit and equipment, regardless of whether the same may be shown on the Space Plan or on the Plans.

At Tenant’s option, upon delivery of the Space Plan to Landlord, Tenant shall provide written notice to Landlord that Tenant desires to occupy the Premises upon substantial completion of minor, cosmetic alterations (not requiring the issuance of any permits for the performance thereof, the “Minor Work”) to the Premises (identifying in such written notice such Minor Work) but prior to the substantial completion of Landlord’s Work. In such case, Landlord will thereafter provide written notice to Tenant of the target date of substantial completion of the Minor Work (the “Revised Target Commencement Date”) and the Commencement Date as set forth in the Lease shall be the later to occur of the Revised Target Commencement Date and the date that Landlord has substantially completed the Minor Work, subject to Delays as set forth in the Lease. If Tenant exercises the option set forth in this grammatical paragraph, the parties acknowledge that Tenant will occupy the Premises while the Landlord’s Work (other than the Minor Work) will be performed. Tenant will reasonably cooperate with Landlord to accommodate performance of the Landlord’s Work, and Landlord will reasonably cooperate with Tenant to minimize the disruption to Tenant’s operations caused by the performance of the Landlord’s Work. However, Tenant will not be entitled to any abatement or reduction of rent by reason of any interruption to Tenant’s operations caused by the performance of the Landlord’s Work. Tenant agrees that Landlord will not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed or installations made in the Premises during the performance of the Landlord’s Work, the same being at Tenant’s sole risk.

2.          COST OF LANDLORD’S WORK; ALLOWANCE.

2.1        Cost of Landlord’s Work. Except for the Allowance to be provided by Landlord as described below, Tenant will pay all costs (the “Cost of Landlord’s Work”) associated with Landlord’s Work whatsoever, including, without limitation, all costs for or related to:

a.          the so-called “hard costs” of Landlord’s Work, including, without limitation, costs of labor, hardware, equipment and materials, contractors’ charges for overhead and fees, and so-called “general conditions” (including rubbish removal, utilities, freight elevators, hoisting, field supervision, building permits, occupancy certificates, inspection fees, utility connections, bonds, insurance, and sales taxes);

b.          the so-called “soft costs” of Landlord’s Work, including, without limitation, the Space Plan, the Proposed Architectural Plans, the Approved Architectural Plans, and the Engineering Plans, and all revisions to the foregoing, and any and all engineering reports or other studies, reports or tests, air balancing or related work in connection therewith; and

c. an amount equal to 4% of the total of the costs described in clauses a. and b. above, to cover Landlord’s overhead expenses and to compensate Landlord for its services hereunder,

In the event and only in the event, that the price proposals for the Cost of Landlord’s Work exceed the Allowance, the following provisions shall apply:

Within 15 business days after the Plans are finalized Landlord will furnish to Tenant written price proposals of the hard costs component (but excluding governmental permits and certificates unless, and except to the extent, specifically stated as included) of the Cost of Landlord’s Work. Such price proposals will contain a guarantied maximum or fixed price amount, subject to unforeseen conditions, change orders, governmental requirements, and the like. Such price proposals will be subject to Tenant’s review and approval, which will not be unreasonably withheld. Unless otherwise agreed to in writing by Tenant, Landlord will select the lowest responsible bidder as the contractor for Landlord’s Work. If Tenant fails to approve or disapprove in writing such price proposals within 3 business days after Tenant’s receipt of same, Tenant will be deemed to have approved the lowest bidder, and Landlord may complete Landlord’s Work without further authorization or approval of Tenant. The contractor whose bid is selected by

Landlord and approved or deemed approved (as provided above) by Tenant is referred to as the “Contractor”. Should Tenant desire to seek adjustments of such price proposal, Tenant will work promptly with the Architect and the Contractor to alter the Plans as necessary to cause the hard costs price quotation based thereon to be acceptable to Tenant and to establish the revised estimated Cost of Landlord’s Work. Upon determination of the revised estimated Cost of Landlord’s Work and initialing of the Plans, Tenant will be deemed to have given final approval of the same, and Landlord will be deemed to have been authorized to proceed with contracting with the Contractor for the performance of Landlord’s Work in accordance with the Plans as so revised. Tenant must deposit with Landlord a sum equal to the difference between said estimated Cost of Landlord’s Work and the Allowance. Any delay by Tenant in approving the Cost of Landlord’s Work (beyond the three business days after Tenant’s receipt of the price proposals), and in the event the Cost of Landlord’s Work exceeds the Allowance, any delay (beyond 5 business days after Tenant’s receipt of a written invoice for the same) in Tenant depositing with Landlord a sum equal to the difference between said Cost of Landlord’s Work and Landlord’s Allowance, will constitute a Delay. Prior to commencing Landlord’s Work, Landlord and the Contractor will enter into a construction contract for the performance of Landlord’s Work called for by the Plans, for a price equal to or not to exceed the hard costs component of the Cost of Landlord’s Work (but excluding governmental permits and certificates unless, and except to the extent, specifically stated as included) approved or deemed approved by Tenant (subject to unforeseen conditions, change orders, governmental requirements, and the like).

In the event that the Cost of Landlord’s Work is less than the Allowance, Landlord shall select the Contractor and proceed diligently with the performance of Landlord’s Work and the immediately preceding paragraph shall not apply.

2.2          Allowance; Remaining Allowance; Additional Allowance.

          (a)          Landlord will provide a construction allowance of up to $205,000.00 (the “Allowance”). The Allowance may be applied solely toward (i) the Cost of the Work, and (ii) the cost of purchasing and installing voice/data cabling in the Premises. The Allowance may not be used for any other purpose, except as other wise set forth in Section 2.2(b) below.

          (b)          Any portion of the Allowance not used by Tenant pursuant to Section 2.2(a) above shall be referred to herein as the “Remaining Allowance”. Tenant will have the option, to be exercised by not less than 30 days written notice to Landlord, to use the Remaining Allowance toward (i) the cost of leasehold improvements to the Premises, including “soft costs”, and (ii) the cost of purchasing and installing voice/date cabling in the Premises, subject to the terms and conditions set forth in Section 10(B) of the Lease, and for no other purpose. The Remaining Allowance will be paid to Tenant upon Tenant’s delivery to Landlord of all invoices, complete lien waivers, as appropriate, and affidavits of payment by the Tenant and all contractors, subcontractors, sub-subcontractors and material suppliers, and such other evidence as Landlord may reasonably require to evidence that the cost of such work has been paid, and that no mechanic’s or other liens have been or may be filed against the Building or the Premises arising out of the design or performance of such work. If all or any portion of the Remaining Allowance is not used by the Expiration Date of the Lease Term, Landlord will be entitled to the savings and Tenant will receive no credit therefor.

          (c)          Tenant will have the option, to be exercised upon not less than 30 days written notice to Landlord, to increase the Allowance (the “Additional Allowance”) by up to $105,000.00. The amount of the Security Deposit set forth in Section 1(G) of the Lease will be increased by the amount of the Additional Allowance disbursed to Tenant. The Additional Allowance, if any, will be used for the same purpose and disbursed in the same manner as the Remaining Allowance. If all or any portion of the Additional Allowance is not used by the Expiration Date of the Lease Term, Landlord will be entitled to the savings and Tenant will receive no credit therefor.

          (d)          Landlord will have no obligation to disburse the Allowance, the Remaining Allowance, the Additional Allowance or any portion thereof so long as any Event of Default (as defined in the Lease) exists and is continuing. Should Landlord transfer the Building to a transferee, this section shall survive the transfer and the transferee shall be obligated to provide a Remaining Allowance or Additional Allowance to which Tenant may be entitled.

2.3          Payment. Landlord will pay the Cost of Landlord’s Work up to, but not exceeding, the Allowance. The Allowance will be utilized before Tenant’s funds deposited with Landlord for the excess of the Cost of Landlord’s Work over the Allowance. To the extent that the estimated Cost of Landlord’s Work exceeds the Allowance, Tenant will pay the excess to Landlord pursuant to Section 2.1 and 2.4 of this Work Letter. An amount equal to the total actual Cost of Landlord’s Work over the Allowance and over any amounts deposited with Landlord pursuant to Sections 2.1 and 2.4 hereof will be paid by Tenant to Landlord upon substantial completion of Landlord’s Work, but in no case later than initial occupancy by Tenant. Tenant’s failure to pay or deposit, as the case may be, any amounts due Landlord under this Work Letter when due will constitute a failure by Tenant to pay rent when due under the Lease and will constitute an Event of Default by Tenant under the Lease, and Landlord will have all of the remedies available to it under the Lease for nonpayment of rent.

2.4          Tenant Initiated Chance Orders. If at any time after the Cost of Landlord’s Work is estimated, Tenant desires to make changes in the Plans, Tenant will submit to the Architect any and all such proposed changes, and the Architect will prepare for pricing by the Contractor working drawings and specifications for any and all such desired changes. All such changes will be subject to Landlord’s reasonable approval, which will not be unreasonably withheld, delayed or conditioned unless such change would result in a material delay in the completion of Landlord’s Work. Once accepted by Landlord, such changes will be processed as a formatted change order under the Contract or other appropriate document, and all references in this Work Letter to the “Plans” will be to the Plans adopted pursuant to the procedures hereinabove set forth, as changed and modified pursuant to this Section, and the Cost of Landlord’s Work will be deemed to include the net aggregate cost of such changes (after taking into account any savings effected by any such change order). If any such change Tenant desires to make in the Plans would increase the estimated Cost of Landlord’s Work in excess of the Allowance, Tenant may be required to deposit with Landlord the anticipated amount of such increase in the Cost of Landlord’s Work in excess of the Allowance as reasonably estimated by Landlord and as a condition to Landlord’s approval of the Plans or any Tenant-initiated change orders thereto.

3.          SUBSTANTIAL COMPLETION; DELAY. Subject to the other terms and conditions of this Work Letter and the Lease, Landlord will proceed diligently with the performance of Landlord’s Work. The actual Commencement Date will be governed by the Lease. All work to be done in the Premises, including, without limitation, Landlord’s Work, will be subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld, delayed or conditioned, and no work may be undertaken in the Premises until such approval is given. Landlord’s Work will be deemed substantially completed upon (i) completion of construction of Landlord’s Work in substantial accordance with the Plans (excepting only such Punchlist Items that will not materially adversely affect Tenant’s occupancy and use of the Premises for their intended purpose) and (ii) if required by applicable law, Landlord’s receipt of a temporary or permanent certification or other authorization from the applicable governmental authority permitting occupancy of the Premises, unless Tenant’s actions or omissions have caused such approvals to be denied, in which case Tenant will be deemed to have waived this condition.

4.          ACCESS BY TENANT PRIOR TO COMMENCEMENT OF TERM. Landlord, at Landlord’s discretion, may permit Tenant and Tenant’s agents to enter the Premises prior to the date specified as the Commencement Date of the Lease in order that Tenant may make the Premises ready for Tenant’s use and occupancy. If Landlord permits such entry prior to the Commencement Date, such permission will constitute a license only and not a lease and such license will be conditioned upon: (a) Tenant working in harmony and not interfering with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers in doing Landlord’s Work, or Landlord’s Work in the Building or with other tenants and occupants of the Building; (b) Tenant obtaining in advance Landlord’s approval of the contractors proposed to be used by Tenant, which approval shall not be unreasonably withheld, delayed or conditioned, and depositing with Landlord in advance of any work (i) security satisfactory to Landlord for the completion thereof, (ii) general contractor’s affidavit for proposed work and waiver of lien from general contractor, all subcontractors and suppliers of material; (c) Tenant furnishing Landlord with such proof of insurance and other security as Landlord may reasonably require. Landlord will have the right to withdraw such license for cause upon reasonable notice to Tenant. Tenant agrees that Landlord will not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed or installations made in the Premises prior to the Commencement Date, the same being at Tenant’s sole risk and Tenant agrees to protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of or connected with the activities of Tenant or its agents, contractors, suppliers or workmen in or about the Premises or the Property. Tenant further agrees that any entry and occupation permitted under this paragraph will be governed by Paragraph 11 of the Lease and all other terms of the Lease.

5.          WARRANTY. Landlord will enforce, for a period of one year from substantial completion of Landlord’s Work, any warranties for Landlord’s Work granted for the benefit of Landlord.

6.          MISCELLANEOUS.

             A.          The Premises must be keyed to permit entry by the Building master key.

             B.          Except to the extent otherwise indicated herein, the initially capitalized terms used in this Work Letter will have the meanings assigned to them in the Lease.

             C.          The terms and provisions of this Work Letter are intended to supplement and are specifically subject to all the terms and provisions of the Lease.

             D.          This Work Letter may not be amended or modified other than by supplemental written agreement executed by authorized representatives of the parties hereto.

             E.          Any Space Plan or other plans that may be attached to or referred to in this Work Letter are subject to the approval of the applicable governmental authority, and will be subject to such revisions as may be required by the applicable governmental authority.

             F.          Landlord’s preparation or review and approval of the Plans and the performance of Landlord’s Work shall not create or imply any responsibility or liability on the part of Landlord with regard to the completeness and design sufficiency of both the Plans and Landlord’s Work, or with regard to the compliance of the Plans and Landlord’s Work with all laws, rules and regulations of governmental agencies.

             G.          This Exhibit D shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of this Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

ATTACHMENT 1

TO

EXHIBIT D

[attach Space Plan, if available]

EXHIBIT E

COMMENCEMENT LETTER

Date_____________________

Tenant___________________
Address__________________
_________________________

Re:

Commencement Letter With Respect to That Certain Lease Dated _________, 200_, By and Between I&G Garden State, L.L.C., a Delaware limited liability company, as Landlord and _____________________, a(n), _________________ as Tenant, for an Approximate Rentable Area in the Premises of ________ Square Feet on the ________ Floor of the Building Located at ________________ [Atrium Drive, Somerset][Campus Drive, Franklin Township], New Jersey.

Dear ________________:

          In accordance with the terms and conditions of the above referenced Lease, Tenant hereby accepts possession of the premises and agrees as follows:

          The Commencement Date of the Lease is _________________________;

          Landlord agrees to complete the work in the Premises identified in the punchlist jointly prepared by Landlord and Tenant dated _____________________.

          Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all three (3) copies of this Commencement Letter in the space provided and returning two (2) fully executed copies of the same to my attention.

Sincerely,

XXXXXXXXXXXX
Property Manager

Agreed and Accepted

TENANT:

By:_______________________________
Name:_____________________________
Title:______________________________

EXHIBIT F

FORM OF SUBORDINATION, NON-DISTURBANCE, AND ATTORNMENT AGREEMENT

ASSET ONE SECURITIZATION, LLC
(Lender)

- and –

(Tenant)

- and –

I&G GARDEN STATE, L.L.C.
(Landlord)

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

Dated:

Location:

PREPARED BY AND UPON
RECORDATION RETURN TO:

Cadwalader, Wickersham & Taft LLP
1 World Financial Center
New York, New York 10281
Attention: John J. Busillo, Esq.

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the ______ day of ______________________, 2007 by and among ASSET ONE SECURITIZATION, LLC, having an address at c/o AMACAR Group, L.L.C., 6525 Morrison Boulevard, Suite 318, Charlotte, North Carolina 28211 (“Lender”), _______________________, having an address at ____________________________________ (“Tenant”) and I&G GARDEN STATE, L.L.C., a Delaware limited liability company, having an address c/o LaSalle Investment Management, Inc. at 200 E. Randolph Drive, Chicago, Illinois 60601 (“Landlord”).

RECITALS:

                    A.     Lender is the present owner and holder of a certain mortgage and security agreement (the “Security Instrument”) dated as of December [_], 2005, given by Landlord (defined below) to Secore Financial Corporation (“Secore”) and subsequently assigned to Lender which encumbers the fee estate of Landlord in certain premises described in Exhibit A attached hereto (the “Property”) and which secures the payment of certain indebtedness owed by Landlord to Lender evidenced by a certain promissory note dated December [_], 2005, given by Landlord to Secure and subsequently assigned to Lender (the “Note”);

                    B.     Tenant is the holder of a leasehold estate in a portion of the Property under and pursuant to the provisions of a certain lease dated________________________, _____ between Landlord, as landlord, and Tenant, as tenant (the “Lease”); and

                    C.     Tenant has agreed to subordinate the Lease to the Security Instrument and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

                    For good and valuable consideration, Tenant, Lender and Landlord agree as follows:

                    A. Subordination. The Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the terms, covenants and provisions of the Security Instrument and to the lien thereof, including without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby and advances made thereunder with the same force and effect as if the Security Instrument had been executed, delivered and recorded prior to the execution and delivery of the Lease.

                    B. Non-Disturbance. If any action or proceeding is commenced by Lender for the foreclosure of the Security Instrument or the sale of the Property, Tenant shall not be named

1

as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note or the Security Instrument shall be made subject to all rights of Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights (a) the term of the Lease shall have commenced pursuant to the provisions thereof, (b) Tenant shall be in possession of the premises demised under the Lease, (c) the Lease shall be in full force and effect and (d) Tenant shall not be in material default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed.

                    Attornment. If Lender or any other subsequent purchaser of the Property shall become the owner of the Property by reason of the foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Security Instrument (Lender or such other purchaser being hereinafter referred as “Purchaser”), and the conditions set forth in Section 2 above have been met at the time Purchaser becomes owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Purchaser and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to Purchaser and Purchaser by virtue of such acquisition of the Property shall be deemed to have agreed to accept such attornment, provided, however, that Purchaser shall not be (a) liable for the failure of any prior landlord (any such prior landlord, including Landlord and any successor landlord, being hereinafter referred to as a “Prior Landlord”) to perform any of its obligations under the Lease which have accrued prior to the date on which Purchaser shall become the owner of the Property, provided that the foregoing shall not limit Purchaser’s obligations under the Lease to correct any conditions of a continuing nature that (i) existed as of the date Purchaser shall become the owner of the Property and (ii) violate Purchaser’s obligations as landlord under the Lease; provided further, however, that Purchaser shall have received written notice of such omissions, conditions or violations and has had a reasonable opportunity to cure the same, all pursuant to the terms and conditions of the Lease, (b) subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against any Prior Landlord prior to the date upon which Purchaser shall become the owner of the Property, (c) liable for the return of rental security deposits, if any, paid by Tenant to any Prior Landlord in accordance with the Lease unless such sums are actually received by Purchaser, (d) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any Prior Landlord unless (i) such sums are actually received by Purchaser or (ii) such prepayment shall have been expressly approved of by Purchaser, (e) bound by any agreement terminating or amending or modifying the rent, term, commencement date or other material term of the Lease, or any voluntary surrender of the premises demised under the Lease, made without Lender’s or Purchaser’s prior written consent prior to the time Purchaser succeeded to Landlord’s interest or (f) bound by any assignment of the Lease or sublease of the Property, or any portion thereof, made prior to the time Purchaser succeeded to Landlord’s interest other than if pursuant to the provisions of the Lease. In the event that any liability of Purchaser does arise pursuant to this Agreement, such liability shall be limited and restricted to Purchaser’s interest in the Property and shall in no event exceed such interest. Alternatively, upon the written request of Lender or its successors or assigns, Tenant shall enter into a new lease of the Premises with

Lender or such successor or assign for the then remaining term of the Lease, upon the same terms and conditions as contained in the Lease, except as otherwise specifically provided in this Agreement.

                    C. Notice to Tenant. After notice is given to Tenant by Lender that the Landlord is in default under the Note and the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the terms of the assignment of leases and rents executed and delivered by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

                    D. Lender’s Consent. Tenant shall not, without obtaining the prior written consent of Lender, (a) enter into any agreement amending, modifying or terminating the Lease, (b) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due dates thereof, (c) voluntarily surrender the premises demised under the Lease or terminate the Lease without cause or shorten the term thereof, or (d) assign the Lease or sublet the premises demised under the Lease or any part thereof other than pursuant to the provisions of the Lease; and any such amendment, modification, termination, prepayment, voluntarily surrender, assignment or subletting, without Lender’s prior consent, shall not be binding upon Lender.

                    E. Notice to Lender and Right to Cure. Tenant shall notify Lender of any default by Landlord under the Lease and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof or of an abatement shall be effective unless Lender shall have received notice of default giving rise to such cancellation or abatement and (i) in the case of any such default that can be cured by the payment of money, until sixty (60) days shall have elapsed following the giving of such notice or (ii) in the case of any other such default, until a reasonable period for remedying such default shall have elapsed following the giving of such notice and following the time when Lender shall have become entitled under the Security Instrument to remedy the same, including such time as may be necessary to acquire possession of the Property if possession is necessary to effect such cure, provided Lender, with reasonable diligence, shall (a) pursue such remedies as are available to it under the Security Instrument so as to be able to remedy the default, and (b) thereafter shall have commenced and continued to remedy such default or cause the same to be remedied. Notwithstanding the foregoing, Lender shall have no obligation to cure any such default.

                    F. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Tenant:	Alfacell Corporation
300 Atrium Drive
Somerset, NJ 08873
Attention: ____________________
Facsimile No. _________________

With a copy to:	Nino A. Coviello, Esq.
Saiber Schlesinger Satz & Goldstein, LLC
One Gateway Center
Newark, NJ 07102

If to Landlord:	Jones Lang LaSalle
300 Interpace Parkway
Morris Corporate Center I
Parsippany, NJ 07054
Attention: Ian King
Facsimile No. 973-404-1499

With a copy to:	LaSalle Income & Growth Fund IV
200 E. Randolph Dr.
Chicago, Illinois 60601
Attention: Asset Manager
Facsimile: (312) 782-4339

If to Lender:	Asset One Securitization, LLC
c/o AMACAR Group, L.L.C.
6525 Morrison Boulevard
Suite 318
Charlotte, North Carolina 28211
Attention: Evelyn Echevarria
Facsimile: (704) 365-1362

With a copy to:	Société Générale
181 W. Madison
Suite 3400
Chicago, Illinois 60602
Attention: Steve Coffman
Facsimile: (312) 578-5199

With an additional copy to:	Société Générale
1221 Avenue of the Americas
New York, New York 10020
Attention: Karsten Kibbe
Facsimile: (212) 278-4418

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 7, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in the state where the Property is located. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

                    G. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender, Tenant and Purchaser and their respective successors and assigns.

                    H. Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State where the Property is located.

                    I. Miscellaneous. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

                    J. Joint and Several Liability. If Tenant consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several.

                    K. Definitions. The term “Lender” as used herein shall include the successors and assigns of Lender and any person, party or entity which shall become the owner of the Property by reason of a foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or otherwise. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease, but shall not mean or include Lender. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Security Instrument.

                    L. Further Acts. Tenant will, at the cost of Tenant, and without expense to Lender, do, execute, acknowledge and deliver all and every such further acts and assurances as Lender shall, from time to time, require, for the better assuring and confirming unto Lender the property and rights hereby intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording this Agreement, or for complying with all applicable laws.

                    M. Limitations on Purchaser’s Liability. In no event shall the Purchaser, nor any heir, legal representative, successor, or assignee of the Purchaser have any personal liability for the obligations of Landlord under the Lease and should the Purchaser succeed to the interests of the Landlord under the Lease, Tenant shall look only to the estate and property of any such Purchaser in the Property for the satisfaction of Tenant’s remedies for the collection of. a judgment (or other judicial process) requiring the payment of money in the event of any default by any Purchaser as landlord under the Lease, and no other property or assets of any Purchaser shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease; provided, however, that the Tenant may exercise any other right or remedy provided thereby or by law in the event of any failure by Landlord to perform any such material obligation.

                    N. Estoppel Certificate. Tenant, shall, from time to time, within ten (10) days after request by Lender, execute, acknowledge and deliver to Lender a statement by Tenant certifying (a) that the Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (b) the amounts of fixed rent, additional rent, percentage rent, or other sums, if any, which are payable in respect of the Lease and the commencement date and expiration date of the Lease, (c) the dates to which the fixed rent, additional rent, percentage rent, if any, and other sums which are payable in respect to the Lease have been paid, (d) whether or not Tenant is entitled to credits or offsets against such rent, and, if so, the reasons therefor and the amount thereof, (e) that Tenant is not in default in the performance of any of its obligations under the Lease and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute such a default, (f) whether or not, to the best knowledge of the person certifying on behalf of Tenant, Landlord is in default in the performance of any of its obligations under the Lease, and, if so, specifying the same, (g) whether or not, to the best knowledge of such person, any event has occurred which with the giving of such notice or passage of time, or both would constitute such a default, and, if so, specifying each such event, and (h) whether or not, to the best knowledge of such person, Tenant has any claims, defenses or counterclaims against Landlord under the Lease, and, if so, specifying the same, it being intended that any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by Lender and by others with whom Lender may be dealing, regardless of independent investigation. Tenant also shall include in any such statement such other information concerning the Lease as Lender may reasonably request.

[NO FURTHER TEXT ON THIS PAGE]

          IN WITNESS WHEREOF, Lender, Tenant and Landlord have duly executed this Agreement as of the date first above written.

LENDER:

ASSET ONE SECURITIZATION, LLC,
a Delaware limited liability company

By:

Name:
Title:

TENANT:
____________________________________________,
a	_________________________________________

By:

Name:
Title:

LANDLORD:

I&G GARDEN STATE, L.L.C.,
a Delaware limited liability company

By: Jones Lang LaSalle Americas, Inc., its
authorized agent

By:

Name:
Title:

7

          STATE OF ______________________ )
                                                                         ) SS
          COUNTY OF ____________________ )

          I certify that before me appeared this day _______________________, a person known to me, who after being sworn stated that he is the ________________________, of LaSalle Income & Growth Fund IV, a Maryland real estate investment trust, Managing Member of I & G Garden State, L.L.C., a Delaware limited liability company and is duly authorized to act on behalf of said limited liability company, and being informed of the contents thereof, acknowledged execution of the foregoing instrument on behalf of and as the act of said limited liability company.

          Witness my hand and official seal, this ___ day of _________________ 2005.

Notary Public or Attorney at law of New Jersey

8

          STATE OF ______________________ )
                                                                         ) SS
          COUNTY OF ____________________ )

          I certify that before me appeared this day ________________, a person known to me, who after being sworn stated that he is the ___________________________, of _____________________, a _____________________, and is duly authorized to act on behalf of said ______________________, and being informed of the contents thereof, acknowledged execution of the foregoing instrument on behalf of and as the act of said _____________________.

          Witness my hand and official seal, this ______ day of _________________ 2005.

Notary Public or Attorney at law of New Jersey

EXHIBIT G

FORM OF LETTER OF LETTER OF CREDIT

[Insert name and address of issuing bank]

[insert date]

IRREVOCABLE LETTER OF CREDIT NO. [Insert number]

[Insert name and address of owner]

Dear Sir/Madam:

At the request and for the account of [Insert name of tenant] located at [insert address of tenant] (hereinafter call “Applicant”), we hereby establish our Irrevocable Letter of Credit No. [insert number] in your favor and authorize you to draw on us up to the aggregate amount of US$ [insert amount of letter of credit] available by your draft(s) at sight drawn on us and accompanied by the following:

A statement signed as follows: “The drawer hereunder is entitled to draw upon this letter of credit pursuant to that certain lease agreement dated ____________________, by and between ____________________, as Landlord, and ____________________ as Tenant, as amended and as assigned (the ‘Lease’).”

This Irrevocable Letter of Credit will be duly honored by us at sight within I business day after presentment of this Letter of Credit and delivery of the statement set forth above without inquiry as to the accuracy of such statement and regardless of whether Applicant disputes the content of such statement.

We hereby engage with you that all drafts drawn under and in compliance with the terms of this Irrevocable Letter of Credit will be duly honored by us if presented at [insert address of issuing bank] no later than [insert expiration date of Letter of Credit] (subject to extension as set forth below), it being a condition of this Irrevocable Letter of Credit that it shall be automatically extended for periods of at least 12 months from the present and each future expiration date unless, at least sixty (60) days prior to the relevant expiration date, we notify you, by certified mail, return receipt requested, that we elect not to extend this Irrevocable Letter of Credit for any additional period. Furthermore, if the expiration date of the letter of credit is a day on which our offices are closed for any reason other than a force majeure event, the expiration date shall automatically be extended to the next day that our offices are open. If the expiration date is a day on which our offices are closed because of a force majeure event, the expiration date shall automatically be extended to the 30th calendar day on which our offices are open following such interruption.

This Irrevocable letter of Credit is transferable at no charge to any transferee of Beneficiary upon notice to the undersigned from you and such transferee. No fees, charges, reimbursement or indemnity obligations will, be imposed on you or such transferee in connection with such transfer, notwithstanding anything to the contrary contained in any transfer form attached to this letter of credit.

Except as otherwise expressly stated herein, this credit is subject to the International Standby Practices ISP98 (International Chamber of Commerce Publication no. 590).

Sincerely yours,

[insert authorized signature]

EXHIBIT H

OUTLINE AND LOCATION OF OFFER PREMISES

EXHIBIT I

INSTALLATION STANDARDS

1.	PRE-INSTALLATION REQUIREMENTS

	1.A	Submit to owner for approval before installation the following:

		1.A.1.	Dish or Antenna specifications, size, weight, etc.

1.A.2. Penetrating or non-penetrating roof mount specification: height, weight, size, construction material. (Note: If using nonpenetrating Ballasted Systems supply wind load calculations and meet or exceed the wind load criteria for the area having jurisdiction).

		1.A.3.	Note if Ballast Tie Down Kit is being used.

1.A.4. Rubber mat or membrane must be used under any Ballasted System and be authorized by contractor holding the roof manufacturer’s warranty.

	1.B	Prior to a station being placed in service, it must be equipped with the following protective devices:

		1.B.1	Lightning Arrestor. Contractor or installer must use building’s lightning protection company in order to maintain the UL listing for the building.

	1.C	A frequency compatibility study may be performed to ensure that no interference will occur to existing equipment or to the surrounding area.

	1.D	RF devices external to the station cabinet are not permitted without the approval of Landlord. The station cabinet shall be of sufficient size to house duplexors, cavities, isolators, etc.

2.	INSTALLATION

2.A

Installation of station equipment shall be accomplished in a professional manner using good engineering practice and quality craftsmanship. Station cabinets will be installed in the space allocated by Landlord.

	2.B	Antennas and transmission lines are to be provided by the Tenant.

	2.C	The use of RG/8 or RG58 is not permitted on transmitting equipment.

	2.D	All power and telephone line cables shall be protected by grommets where they enter the station cabinets.

2.E

All equipment shall obtain power from separately metered receptacles to be installed by Tenant and at Tenant’s expense. Existing receptacles may be used if previously agreed by and included in the Agreement by Landlord. Under NO circumstances is one station to be plugged into the accessory outlets for another station.

	2.F	Transmission line shall be grounded using copper wire or braid.

2.G

All cables and lines must be properly routed using existing cable trays. If cable trays are nonexistent or inappropriate for the proper installation of the equipment, the Tenant will provide Landlord with a drawing of a proposed routing(s) for a new cable tray(s). Once approved by Landlord, Tenant may install, at Tenant’s expense, the cable tray(s) as approved.

	2.H	All cable entry points to the Building must be through weatherproof penetration housing (microflect or the equivalent).

2.I

All cables and, lines must be properly fastened with acceptable clamps and fasteners. Plastic cable ties and wire ties are not allowed. All wall or ceiling penetrations must have proper fire rated assemblies approved by owner.

	2.J	Tenant shall not violate or affect any existing Roof Warranty in any manner whatsoever.

2.K

Vapor Lock or equivalent will be used on all connectors and connections which are exposed to weather elements. Electrical tape will not be utilized outside the confines of the internal building structure for weatherproofing connections.

3.	TENANT OWNED AND OPERATED EQUIPMENT MAINTENANCE

	3.A	Equipment at the site shall be properly maintained. The equipment shall not be allowed to degrade to a level of disrepair such that it becomes a source of interference or a life or property hazard.

3.B

All equipment shall have ID tags and a copy of a valid FCC Agreement affixed to it in full view. All ID tags shall be legible and shall show the Tenant’s name, address, telephone number, call sign, and tone squelch frequency. In addition, the authorized maintenance person or organization shall be shown along with their address and telephone number.

EXHIBIT J

LABORATORY SPECIFICATIONS

Alfacell Lab Summary

•	Research processes and activities “clean” biochemistry, tissue culture, genetic engineering.

•

Waste no radioisotopes, no waste down the drain except water from hand-washing or cleaning certain beakers (most containers are disposable) – waste (resins, serum, tissue culture, etc.) are autoclaved and carted away by special camer once or twice a year.

•	Gases typically used for tissue cultures – oxygen, hydrogen, nitrogen, etc.

•	Chemicals very small amounts – various saits for buffers, various alcohols/serum – all from lab suppliers – nothing noxious – no “drums” (gallon containers 5 liter containers).

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Equipment incubators run on simple electricity, refrigerator, freezer, centerfuge, florameter, scales, HPLC’s, computers, MTT readers, one or two lamenter flow hoods – one external vent – little done under the hood.

•	Emissions yeast alcohol.

•	Layout most lab work completed at standard lab benches.